Exhibit 10.1

* Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

AGREEMENT OF PURCHASE AND SALE

by and among

DRPHOENIX HOTEL OWNER LLC, Seller

and

RHP PROPERTY AR, LLC, Buyer

Dated as of May 19, 2025

i

Exhibits

Exhibit A	–	Reserved
Exhibit B	–	Form of Assignment of Space Leases
Exhibit C	–	Form of Assignment of Contracts
Exhibit D	–	Form of Tenant Notice
Exhibit E	–	Form of Assignment of Licenses, Permits, Warranties and General Intangibles
Exhibit F-1	–	Form of Assignment of Golf Course Lease
Exhibit F-2	–	Form of Assignment of Resort Lease
Exhibit G	–	Form of Assignment of Management Agreement
Exhibit H	–	Form of Bill of Sale
Exhibit I	–	Form of FIRPTA Certificate
Exhibit J	–	Form of Title Affidavit
Exhibit K	–	Form of Assignment of Club Membership Arrangements
Exhibit L	–	Form of Golf Course Lease Estoppel
Exhibit M	–	Form of Resort Lease Estoppel
Exhibit N	–	Form of Deed
Exhibit O	–	Reserved
Exhibit P	–	Reserved
Exhibit Q	–	Form of Desert Ridge CCR Estoppel
Exhibit R	–	Form of Manager Estoppel
Exhibit S	–	Form of Assignment of Water Agreement
Exhibit T	–	Form of Assignment of Construction Contracts
Exhibit U-1		Form of Memorandum of Golf Course Lease
Exhibit U-2		Form of Memorandum of Resort Lease
Exhibit V-1		Form of Termination of Memorandum of Golf Course Lease
Exhibit V-2		Form of Termination of Memorandum of Resort Lease

Schedules

Schedule A-1	Fee Land
Schedule A-2	Leasehold Land
Schedule B	Asset File
Schedule C	Existing Financing Documents
Schedule 2.3(c)	Existing Loan Modification
Schedule 3.2(a)(i)	Material Contracts
Schedule 3.2(a)(ii)	Material Contract Defaults
Schedule 3.2(b)(i)	Space Leases
Schedule 3.2(b)(ii)	Space Lease Defaults
Schedule 3.2(d)	Litigation
Schedule 3.2(h)	Violations
Schedule 3.2(i)	Tax Appeals
Schedule 3.2(k)	Equipment Leases
Schedule 3.2(n)(i)	Club Membership Arrangements
Schedule 3.2(n)(ii)	Club Membership Arrangement Refunds
Schedule 3.2(t)	Financial Reports
Schedule 3.4(f)	Requested Estoppels
Schedule 3.4(m)(1)	Capital Expenditures Work
Schedule 3.4(m)(2)	CapEx Documents
Schedule 3.4(m)(3)	Capital Expenditures Work Contracts
Schedule 10.1(d)	Outstanding Rent Credits

AGREEMENT OF PURCHASE AND SALE

AGREEMENT OF PURCHASE AND SALE, made as of the 19th day of May, 2025, by and between DRPHOENIX HOTEL OWNER LLC, a Delaware limited liability company (“Seller”), and RHP PROPERTY AR, LLC, a Delaware limited liability company (“Buyer”).

BACKGROUND

A.            Seller is the owner of (i) those certain leasehold interests in the Leasehold Land (as hereinafter defined), (ii) fee interests to the Fee Land (as hereinafter defined) and (iii) fee title to the buildings and Improvements (as hereinafter defined) located on the Land (as hereinafter defined) and related easements and amenities, commonly known as the JW Marriott Desert Ridge Resort & Spa and Wildfire Golf Club located at 5350 East Marriott Drive, Phoenix, Arizona (collectively, the “Property”). The Property, together with the Asset-Related Property (as defined below), shall collectively be referred to as the “Assets”.

B.             Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets, on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1         Defined Terms. The capitalized terms used herein will have the following meanings.

“Accounts Payable” shall mean all accrued amounts owed by Seller as of the Cut-Off Time and arising out of the lease and operation of the Property; provided, however, the term Accounts Payable does not include Booking Deposits.

“Accounts Receivable” shall mean all accrued amounts owed to Seller (or Manager on behalf of Seller) as of the Cut-Off Time and arising out of the lease or operation of the Property, whether or not past due and whether or not a bill or statement has been presented to the Person owing such amount, including the following: room, food and beverage charges; telephone or telecopy charges; valet charges; charges for other services or merchandise; charges for banquets, meeting rooms, catering and the like; sales, use and occupancy taxes due from the consumers of goods and services; amounts owed from credit card companies pursuant to signed credit card receipts, whether or not such credit card receipts have been delivered by Seller to the applicable credit card companies; and deposits or prepayments made by or held for the account of Seller (including any utility deposits, and any deposits or prepayments made by Manager for the account of Seller), but expressly excluding (i) unpaid rent under any of the Tenant Leases, (ii) Club Initiation Fees (which shall be prorated pursuant to Section 10.20) and (iii) any credit card charges and checks which Seller has submitted for payment as of the Closing.

“Additional Rent” shall have the meaning assigned thereto in subsection 10.1(a).

“Affiliate” shall mean any Person (as defined below) that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person. The term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall in any event include the ownership or power to vote fifty percent (50%) or more of the outstanding equity or voting interests, respectively, of such other Person.

“Agreement” shall mean this Agreement of Purchase and Sale, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified, from time to time.

“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning assigned thereto in subsection 3.1(g)(ii).

“Applicable Consents” shall have the meaning assigned thereto in subsection 3.1(c).

“Applicable Law” shall mean all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.

“Asset File” shall mean the materials with respect to the Assets (a) previously delivered to Buyer or its representatives by or on behalf of Seller in writing as of the Effective Date, which such materials are listed on Schedule B attached hereto and (b) made available to Buyer or its representatives in the following data room web site created by Seller as of the Effective Date : https://trinityinvestments.sharepoint.com/sites/EXT_AssetManagement/Files/Forms/AllItems.aspx?id=%2Fsites%2FEXT%5FAssetManagement%2FFiles%2FJWDR%2FJWDR%20Docs%2FRyman%20DD&p=true&ga=1 (the “Data Room”).

“Asset-Related Property” shall have the meaning assigned thereto in subsection 2.1(b).

“Assets” shall have the meaning assigned thereto in “Background” paragraph A.

“Assignment of Club Membership Arrangements” shall have the meaning assigned thereto in subsection 6.1(k).

“Assignment of Construction Contracts” shall have the meaning assigned thereto in subsection 6.1(p).

“Assignment of Contracts” shall have the meaning assigned thereto in subsection 6.1(b).

“Assignment of Licenses, Permits, Warranties and General Intangibles” shall have the meaning assigned thereto in subsection 6.1(d).

“Assignment of Space Leases” shall have the meaning assigned thereto in subsection 6.1(a).

“Assignment of Water Agreement” shall have the meaning assigned thereto in subsection 6.1(o).

“Basket Limitation” shall mean an amount equal to $500,000.

“Booking Deposit” shall mean all room reservation deposits, public function, banquet, food and beverage deposits and other deposits or fees for Bookings.

“Bookings” shall mean all bookings and reservations for guest, conference and banquet rooms (including, without limitation, individual and group bookings and reservations), golf course tournaments, golf tee times, court times, or other facilities, if applicable, at the Property, and gift certificates, special promotions, pre-paid discounts, or similar programs or benefits related to Retail Merchandise or use of the golf courses and other Club facilities.

“Books and Records” shall have the meaning assigned thereto in subsection 2.1(b)(ix).

“Broker” shall have the meaning assigned thereto in subsection 15.2(a).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in the cities of New York, New York or Phoenix, Arizona.

“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Buyer’s Deemed Consent Option” shall have the meaning assigned thereto in Section 5.2(e).

“Buyer Designee” shall have the meaning assigned thereto in Section 15.6.

“Buyer-Related Persons” shall have the meaning assigned thereto in Section 11.1.

“Buyer-Waived Breach” shall have the meaning assigned thereto in subsection 11.3(b).

“Cap Limitation” shall mean an amount equal to $12,975,000.00.

“Cash on Hand” shall have the meaning assigned thereto in subsection 10.17.

“Claims” shall have the meaning assigned thereto in subsection 7.4(a).

“Closing” shall have the meaning assigned thereto in subsection 2.3(a).

“Closing Date” shall have the meaning assigned thereto in subsection 2.3(a).

“Closing Deadline Date” shall have the meaning assigned thereto in subsection 2.3(a).

“Closing Documents” shall mean any certificate, assignment, instrument or other document delivered pursuant to this Agreement, including, without limitation, each of the documents to be delivered by Seller pursuant to Section 6.2 and by Buyer pursuant to Section 6.1.

“Clubs” shall mean collectively, The Club, JW Marriott Desert Ridge and Pickleball at JW Marriott Phoenix Desert Ridge.

“Club Initiation Fees” shall mean the initiation fees and any other payments made by Club Members to acquire their Club memberships.

“Club Members” shall mean holders of memberships and passes in the Clubs, which grant a license permitting use of the golf courses and other facilities of the Clubs.

“Club Membership Arrangements” shall mean the membership agreements and addenda with and applications from the Club Members of the Clubs as well as the membership plan, program summary and rules and regulations governing membership and passes in the Clubs and side letters, which together describe the license permitting members to use the golf course and other facilities of the Clubs, whether or not such agreements have been or are designed to be executed by the parties thereto.

“Club Monthly Dues” shall mean the monthly dues payable by Club Members pursuant to the Club Membership Arrangements.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Concession Agreement” means that certain Concession Agreement, dated June 28, 2024, by and between Premier Amusements, Inc. d/b/a Player One Amusement Group and Manager.

“Condition of the Assets” shall have the meaning assigned thereto in subsection 7.3(b).

“Consumables” shall have the meaning assigned thereto in subsection 2.1(b)(iii).

“Contracts” shall mean, collectively, all agreements or contracts of Seller, or entered into by Manager on behalf of Seller, relating to the ownership, operation, maintenance and management the Property, or any portion thereof, but excluding the Bookings, the Booking Deposits, the Space Leases, the Ground Leases, the Equipment Leases, the Management Agreement, the Club Membership Arrangements, any documents evidencing or securing the Existing Financing and any agreements or contracts that constitute Excluded Assets.

“Cut-Off Time” shall have the meaning assigned thereto in the introductory paragraph to Article X.

“Desert Ridge Association” shall mean the Desert Ridge Community Association, an Arizona non-profit corporation, and any successor thereto.

“Desert Ridge Association Governing Documents” shall mean the Desert Ridge CCR, the bylaws of the Desert Ridge Association, the articles of incorporation of the Desert Ridge Association, and any rules and regulations of the Desert Ridge Association.

“Desert Ridge CCR” shall mean that certain Declaration of Covenants, Conditions, Restrictions and Easements for Desert Ridge between Northeast Phoenix Partners, an Arizona general partnership, as master developer, and the State of Arizona, through the State Land Commissioner, as declarant, dated as of July 7, 1993 and recorded February 7, 1994 as Instrument No. 94-0106341 in the Official Records of the Maricopa County Recorder, as amended by a First Amendment dated March 23, 1995 and recorded April 6, 1995 as Instrument No. 95-0189647, Second Amendment dated September 8, 1995 and recorded December 13, 1995 as Instrument No. 95-0764940, Amendment recorded as Instrument No. 2000-665450, Notice recorded as Instrument No. 2004-108998, and Third Amendment Recorded as Instrument No. 2008-060711.

“Desert Ridge CCR Estoppel” shall mean an estoppel certificate executed by the Desert Ridge Association with respect to the Desert Ridge CCR in the form attached as Exhibit Q.

“Earnest Money” shall have the meaning assigned thereto in subsection 2.2(a)(i).

“Effective Date” shall mean the date of this Agreement.

“Employees” shall mean all individuals who are employed on a full-time, or part-time basis at, or with respect to, the Property, but excluding any employees of any Tenant or third-party other than Manager.

“Environmental Laws” shall mean any Applicable Laws which regulate or control (i) Hazardous Materials, pollution, contamination, noise, radiation, water, soil, sediment, air or other environmental media, (ii) an actual or potential spill, leak, emission, discharge, release or disposal of any Hazardous Materials or other materials, substances or waste into water, soil, sediment, air or any other environmental media, including, without limitation, (A) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), (B) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), (C) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (D) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (E) the Clean Water Act, 33 U.S.C. § 1251 et seq., (F) the Clean Air Act, 42 U.S.C. § 7401 et seq., (G) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and (H) the Occupational Safety and Health Act, 29  U.S.C. § 651 et seq. and similar state and local Applicable Law, as amended from time to time, and all regulations, rules and guidance issued pursuant thereto, or (iii) surface water and groundwater rights, water use, and water quality including, without limitation, Title 45 of the Arizona Revised Statutes, as amended from time to time, and all regulations and rules issued pursuant thereto.

“Equipment Leases” shall mean the agreements under which Seller has the right to possess any equipment, machinery, vehicles, furniture or other personal property located at and used in the operation, maintenance or repair of the Property under a lease or financing arrangement with the owner thereof as listed on Schedule 3.2(k).

“Escrow Account” shall have the meaning assigned thereto in Section 15.4(a).

“Escrow Agent” shall mean Kensington Vanguard National Land Services.

“Excluded Assets” shall have the meaning assigned thereto in subsection 2.1(c).

“Excluded Personal Property” shall have the meaning assigned thereto in subsection 2.1(c)(ii).

“Executive Order” shall have the meaning assigned thereto in subsection 3.1(g)(i).

“Existing Financing” shall mean the loan in the original principal amount of $403,000,000.00 secured by that certain Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing made by Seller to Commonwealth Land Title Insurance Company, as trustee for the benefit of Wells Fargo Bank, National Association, dated as of August 29, 2019, and recorded in the official records of Maricopa County on September 3, 2019 as Recording No. 20190686027, which Existing Financing is evidenced by that certain Promissory Note in the original principal amount of $403,000,000.00 and is secured and governed by the Existing Financing Documents.

“Existing Financing Assumption Documents” shall have the meaning assigned thereto in Section 2.3(c).

“Existing Financing Balance” shall have the meaning assigned thereto in Section 2.3(c).

“Existing Financing Documents” means the loan documents which govern and/or secure the Existing Financing and which are listed on Schedule C attached hereto.

“Existing Financing Estoppel” shall have the meaning assigned thereto in Section 2.3(c).

“Existing Lender” means Wells Fargo Bank, National Association.

“Extended Deadline” shall have the meaning assigned thereto in Section 14.2(a).

“Fee Land” shall mean those certain tracts or parcels of land situated in Maricopa County, Arizona more particularly described on Schedule “A” attached hereto and made a part hereof, together with all and singular the Seller’s interest in all rights and appurtenances pertaining to such property, including, without limitation, if any, (i) easements and rights of way; (ii) licenses and other privileges; (iii) rights in and to land underlying adjacent highways, streets and other public rights of way and rights of access thereto; (iv) rights in and to strips and gores of land within or adjoining any such tract or parcel; (v) air rights, excess floor area rights and other transferable development rights belonging to or useable with respect to any such parcel; (vi) rights to utility connections and hook ups; (vii) water rights, including, if any, grandfathered water rights, underground water rights, and surface water rights; (viii) intentionally omitted; (ix) subject to the limitations herein, all right, title and interest of Seller in and to any unpaid award or payment which may now or hereafter be payable in respect of any taking by condemnation and all right, title and interest of Seller in and to any unpaid award for damage to the Fee Land or any part thereof by reason of change of grade of any street, road, highway or avenue adjacent to such land and all strips and gores adjoining and adjacent to such land; and (x) any other rights which Seller may have in or with respect to land adjoining any such tract or parcel (including adjacent streets, alleys and rights of way and any land which is separated from any such tract or parcel only by public alley, street, or other right of way).

“FF&E Reserve” shall mean the cash held in reserves or escrow by Manager for the purpose of funding replacements, renewals and additions of furniture, fixtures and equipment, and other routine capital expenditures, at the Property.

“Fixed Rents” shall have the meaning assigned thereto in subsection 10.1(a).

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Golf Course Lease” shall mean that certain Desert Ridge Resort Golf Course Lease (Arizona State Land Department Commercial Lease No. 03-52884) dated as of July 7, 1993 by and between the Ground Lessor, as lessor, and Seller, as successor in interest to Northeast Phoenix Partners, as lessee, as disclosed by Memorandum of Lease dated July 7, 1993 and recorded April 11, 1996 in 96-0246601 of the Official Records of the Maricopa County Recorder, as amended pursuant to those certain Amendments to Arizona State Land Department Commercial Lease No. 03-52884 dated April 2, 1997 and December 22, 1999, as assigned to Desert Ridge Resort, LLC pursuant to that certain Assignment and Assumption of Lease dated August 17, 2000, recorded on August 18, 2000 in 00-0637236 of the Official Records of the Maricopa County Recorder, as further amended pursuant to that certain Third Amendment to Commercial Lease dated May 6, 2005, as assigned to BRE Thunder Desert Ridge Property Owner LLC pursuant to that certain Assignment and Assumption of Lease dated May 8, 2015, recorded on May 8, 2015, in Instrument No. 2015-0327477 of the Official Records of the Maricopa County Recorder, and as assigned to Seller pursuant to that certain Assignment and Assumption of Lease dated August 29, 2019, recorded on September 3, 2019, in Instrument No. 2019-0685035 of the Official Records of the Maricopa County Recorder.

“Golf Course Lease Estoppel” shall mean an estoppel certificate to be executed by the Ground Lessor with respect to the Golf Course Lease substantially in the form attached as Exhibit L hereto; provided, however, that the delivery by Ground Lessor of an estoppel certificate in the form and manner required under the terms of Section 20.5(o) of the Golf Course Lease shall be deemed to be acceptable in lieu of a certificate in the form of Exhibit L (it being understood by Buyer that Ground Lessor shall not be required to make any certifications not specifically enumerated in the Golf Course Lease estoppel requirements even if the Golf Course Lease requires the Ground Lessor to certify to any additional matters that “may be reasonably so requested”).

“Government List” shall mean any list maintained by any agency or department of the United States Government of persons, organizations or entities subject to international trade, export, import or transactions restrictions, controls or prohibitions, including, without limitation, (i) the Denied Persons List and Entities List maintained by the United States Department of Commerce, (ii) the List of Specially Designated Nationals and Blocked Persons and the List of Sectoral Sanctions Identification maintained by the United States Department of Treasury, and (iii) the Foreign Terrorist Organizations List and the Debarred Parties List maintained by the United States Department of State.

“Government Official” shall mean any officer, employee or any other person acting in an official capacity (i) for any foreign, domestic, multinational, federal, territorial, state or local governmental authority, quasi-governmental authority, government owned or government controlled (in whole or in part) enterprise, public international organization, regulatory body, court, tribunal, commission, board, bureau, agency, instrumentality, or any regulatory, administrative or other department, or agency, or any political or other subdivision of any of the foregoing, (ii) to any political party or official thereof, or (iii) to any candidate for political office.

“Governmental Authority” shall mean any federal, state, or local or other political subdivision thereof, including, without limitation, any agency, court or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Ground Lease” shall mean, individually or collectively as the context may require, the Golf Course Lease and the Resort Lease.

“Ground Lease Consent” shall have the meaning assigned thereto in Section 14.3.

“Ground Lease Estoppel” shall mean the Golf Course Lease Estoppel and the Resort Lease Estoppel.

“Ground Lessor” shall mean the State of Arizona, as trustee, through the State Land Commissioner, in its capacity as the ground lessor under the Golf Course Lease and the Resort Lease.

“Guest Ledger” shall mean any and all charges accrued to the open accounts of any guests or customers at the Property as of the Cut-Off Time for the use and occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Property, any restaurant, bar or banquet services, or any other goods or services provided to such guests or customers by or on behalf of Seller (or a Manager on behalf of Seller).

“Hazardous Materials” shall have the meaning assigned thereto in subsection 7.3(b)(i).

“Hotel” means the hotel which is operated at the Property, including all facilities, improvements and all other Asset-Related Property related to or used in connection with the operation and management thereof.

“Indemnification Claim” shall have the meaning assigned thereto in Section 11.5.

“Indemnified Party” shall have the meaning assigned thereto in Section 11.5.

“Indemnifying Party” shall have the meaning assigned thereto in Section 11.5.

“Independent Accounting Firm” shall have the meaning assigned thereto in Section 2.4.

“IRS” shall mean the Internal Revenue Service.

“IRS Reporting Requirements” shall have the meaning assigned thereto in subsection 15.3(b).

“Land” shall mean, collectively, the Fee Land and the Leasehold Land.

“Leasehold Land” shall mean each parcel of real property leased by Seller pursuant to the Golf Course Lease and the Resort Lease.

“Leasing Costs” shall mean, with respect to a particular Space Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under such Space Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, free rent periods, concessions, leasing commissions, brokerage commissions, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the relevant Space Lease or any other agreement relating to such Space Lease.

“Licenses and Permits” shall have the meaning assigned thereto in Section 2.1(b)(iv).

“Liens” shall mean any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, lien (statutory or other), charge, security interest, option, restriction, arrangement, preference, priority or other security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or any other similar recording or notice statute, and any lease or other arrangement having substantially the same effect as any of the foregoing.

“Losses” shall have the meaning assigned thereto in Section 11.1.

“Management Agreement” shall mean the Management Agreement dated December 21, 2000 by and between DRR Tenant Corporation and Manager, as amended by that certain First Amendment to Management Agreement dated January 1, 2002 between DRR Tenant Corporation and Manager, the Second Amendment to Management Agreement dated April 11, 2007 between DRR Tenant Corporation and Manager, the Side Letter to Management Agreement dated November 30, 2010 between DRR Tenant Corporation and Manager, the Third Amendment to Management Agreement dated March 29, 2013 between DRR Tenant LLC (as successor-in-interest to DRR Tenant Corporation) and Manager, as assigned by that certain Assignment and Assumption of Management Agreement dated May 8, 2015 by and between DRR Tenant LLC, as assignor, and BRE Thunder Desert Ridge Property Owner LLC, as assignee, as amended by that certain Amendment to Management Agreement dated May 8, 2015 between BRE Thunder Desert Ridge Property Owner LLC and Manager, as assigned pursuant to that certain Assignment and Assumption of Management Agreement dated August 29, 2019 by and between BRE Thunder Desert Ridge Property Owner LLC, as assignor, and Seller, as assignee, as amended by that certain Amendment to Management Agreement dated August 29, 2019 between Seller and Manager, that certain Side Letter to Management Agreement dated October 1, 2021 between Seller and Manager, that certain Side Letter to Management Agreement dated October 26, 2022 between Seller and Manager, and that certain letter agreement dated March 26, 2025, executed by Manager in favor of Seller.

“Manager” shall mean Marriott International, Inc., a Delaware Corporation.

“Manager Consent” shall have the meaning assigned thereto in subsection 14.2(b).

“Manager Estoppel” shall have the meaning assigned thereto in subsection 14.2(a).

“Manager Purchase Option” shall have the meaning assigned thereto in subsection 3.2(o).

“Manager Waiver” shall have the meaning assigned thereto in subsection 14.2(a).

“Material Casualty” shall have the meaning assigned thereto in subsection 9.2(b).

“Material Condemnation” shall have the meaning assigned thereto in subsection 9.2(b).

“Material Contracts” shall mean all Contracts that (i) are not terminable on 30 days’ or less notice without cost or penalty and (ii) require the payment of more than $200,000 in any calendar year.

“Material Equipment Leases” means any Equipment Lease for which annual payments are reasonably expected to exceed $200,000.

“Memorandum of Golf Course Lease” shall have the meaning assigned thereto in subsection 6.1(q).

“Memorandum of Resort Lease” shall have the meaning assigned thereto in subsection 6.1(r).

“Monetary Encumbrance Cap” shall have the meaning assigned thereto in Section 8.3(a).

“New Lease” shall have the meaning assigned thereto in subsection 3.4(d).

“OFAC” shall have the meaning assigned thereto in subsection 3.1(g)(i).

“Permitted Exceptions” shall mean all of the following: (i) the matters set forth on the Survey, which may include discrepancies, conflicts in boundary lines, shortages in area, encroachments and any state of facts which an updated survey of the Property would disclose, (ii) the Liens, encumbrances, restrictions, exceptions and other matters set forth in in the Title Commitment as exceptions or exclusions from coverage, or any matters disclosed on any updated title reports that constitute a Permitted Exception, other than liens securing the Existing Financing (which liens will be released at Closing unless Buyer has elected to assume the Existing Financing in accordance with Section 2.3(c), in which event they shall be Permitted Exceptions), (iii) Liens for real estate taxes and assessments not yet due and payable as of the Closing, (iv) any Liens, encumbrances or exceptions caused by Buyer, its authorized agents, representatives or employees, (v) such other exceptions as set forth in the Title Commitment as the Title Company shall commit to omit or insure over in a manner reasonably acceptable to Buyer, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, (vi) the Ground Leases, the rights of tenants under the Space Leases as tenants only, Contracts and Equipment Leases affecting the Property and any Space Lease, Contract or Equipment Lease entered into after the Effective Date in accordance with the terms of this Agreement, in each case as tenants only or vendors only, as applicable, (vii) subject to the adjustments provided for herein, any service, installation, connection or maintenance charge due after Closing and charges for sewer, water, electricity, telephone, cable television or gas, (viii) intentionally omitted, (ix) laws, regulations, resolutions or ordinances, including, without limitation, building, zoning, land use and environmental protection laws and laws governing the use, occupancy, subdivision, development, conversion or redevelopment of the Property currently or hereinafter imposed by any governmental or quasi-governmental body or authority, (x) intentionally omitted, (xi) intentionally omitted, (xii) any exceptions to title as set forth in the Title Commitment created by any Ground Lessor pursuant to the Ground Leases (through no breach, default or fault of Seller), and (xiii) all other matters as set forth in the Title Commitment that arise subsequent to the Effective Date that are approved in writing (or deemed approved) by Buyer under subsection 8.3(a) hereof.

“Personal Property” shall have the meaning assigned thereto in subsection 2.1(b)(ii).

“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

“Plans and Specifications” shall have the meaning assigned thereto in subsection 2.1(b)(x).

“Post-Effective Date Voluntary Encumbrance” shall have the meaning assigned thereto in subsection 8.3(a).

“Prepaid Club Fees” shall mean prepaid fees paid by Club Members for golf carts, club storage, locker, and similar Club Personal Property and the annual fee paid by passholders of Pickleball at JW Marriott Phoenix Desert Ridge.

“Property” shall have the meaning assigned thereto in “Background” paragraph A.

“Purchase Price” shall have the meaning assigned thereto in subsection 2.2(a).

“Releasees” shall have the meaning assigned thereto in subsection 7.4(a).

“Rents” shall have the meaning assigned thereto in subsection 10.1(a).

“Replacement Management Agreement” shall have the meaning assigned thereto in subsection 14.2(b).

“Reporting Person” shall have the meaning assigned thereto in subsection 15.3(b).

“Requested Estoppels” shall mean estoppel certificates from the parties set forth on Schedule 3.4(f) attached hereto.

“Resort Lease” shall mean that certain Desert Ridge Resort Lease (Arizona State Land Department Commercial Lease No. 03-52416) dated as of July 7, 1993 by and between the Ground Lessor, and Seller, as successor in interest to Northeast Phoenix Partners, as lessee, as disclosed by Memorandum of Lease dated July 7, 1993 and recorded April 11, 1996 in 96-0246602 of the Official Records of the Maricopa County Recorder, as amended pursuant to those certain Amendments to Arizona State Land Department Commercial Lease No. 03-52416 dated April 2, 1997 and December 22, 1999, as assigned to Desert Ridge Resort, LLC pursuant to that certain Assignment and Assumption of Lease dated August 17, 2000, recorded on August 18, 2000 in 00-0637235 of the Official Records of the Maricopa County Recorder, as further amended pursuant to that certain Third Amendment to Commercial Lease dated May 6, 2005, as assigned to BRE Thunder Desert Ridge Property Owner LLC pursuant to that certain Assignment and Assumption of Lease dated May 8, 2015, recorded on May 8, 2015, in Instrument No. 2015-0327480 of the Official Records of the Maricopa County Recorder, and as assigned to Seller pursuant to that certain Assignment and Assumption of Lease dated August 29, 2019, recorded on September 3, 2019, in Instrument No. 2019-0685036 of the Official Records of the Maricopa County Recorder.

“Resort Lease Estoppel” shall mean an estoppel certificate to be executed by the Ground Lessor with respect to the Resort Lease in the form attached as Exhibit M hereto, provided, however, that the delivery by Ground Lessor of an estoppel certificate in the form and manner required under the terms of Section 20.5(o) of the Resort Lease shall be deemed to be acceptable in lieu of a certificate in the form of Exhibit M (it being understood by Buyer that Ground Lessor shall not be required to make any certifications not specifically enumerated in the Resort Lease estoppel requirements even if the Resort Lease requires the Ground Lessor to certify to any additional matters that “may be reasonably so requested”).

“Retail Merchandise” shall have the meaning assigned thereto in subsection 2.1(b)(vii).

“Sanctioned Country” shall have the meaning assigned thereto in subsection 4.1(g)(i).

“Sanctions” shall have the meaning assigned thereto in subsection 3.1(g)(iii).

“Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in the following sections hereof: Sections 3.1(a), (b), (e)-(g).

“Seller’s Knowledge” shall mean the actual knowledge of Seller based upon the actual knowledge of Harrison Ishida or Samantha Sugarman with respect to the Assets, without any duty on the part of any such Persons to conduct any independent investigation or make any inquiry of any Person. The named individuals shall have no personal liability by virtue of inclusion in this definition.

“Seller’s Leasing Costs” shall have the meaning assigned thereto in Section 10.7.

“Seller-Related Persons” shall have the meaning assigned thereto in Section 11.2.

“Space Leases” shall mean all leases, licenses and other agreements which allow for occupancy by a Person of a portion of the Property (other than agreements or arrangements allowing hotel guests and customers to occupy rooms and/or banquet or meeting facilities in the ordinary course of the Property’s business), and which are listed on Schedule 3.2(b)(i) attached to this Agreement, excluding the Ground Leases.

“Survey” shall mean that certain ALTA/NSPS Land Title Survey prepared by James Winchester (RLS No. 79657) for Blew, Inc., as Surveyor Job Number 25-1918.

“Taxes” shall mean any and all taxes (including, without limitation, net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, income, receipts, capital, excise, sales, use, leasing, fuel, excess profits, turnover, occupation, property (including, personal and real, tangible and intangible property taxes), transfer, recording and stamp taxes, intangible taxes, levies, imposts, duties, charges, assessments, or withholdings of any similar nature, general or special, ordinary or extraordinary, any transaction privilege or other similar taxes, including any speculative builder taxes and prime contracting taxes) imposed by or on behalf of a Governmental Authority, together with any and all penalties, fines, additions to tax and interest thereon.

“Tenant Notices” shall have the meaning assigned thereto in subsection 6.1(c).

“Tenants” shall mean the tenants, concessionaires and other occupants under the Space Leases.

“Title Affidavit” shall have the meaning assigned thereto in Section 8.5.

“Title Commitment” shall mean that certain owner’s title commitment, with respect to the Property, issued by the Title Company with effective date of March 17, 2025, and any updates thereto.

“Title Company” shall mean (a) Fidelity National Title Insurance Company (through its agent Kensington Vanguard National Land Services), 41 Madison Avenue, 21st Floor, New York, NY 10010, Attention: Mitch Birner; and (b) such other reputable national title insurance company co-insurers (and co-insurance amounts) as may be mutually agreed between Seller and Buyer in their reasonable discretion.

“Title Policy” shall mean an ALTA Extended Coverage Owner’s Title Insurance Policy issued by the Title Company in the form of the Title Commitment (but excluding any endorsements) in the amount of the Purchase Price and dated as of the Closing, insuring that leasehold title (with respect to the Leasehold Land) under the Ground Leases and fee simple title (with respect to the Fee Land) is vested of record in Buyer (or its designee or assignee), subject solely to the Permitted Exceptions.

“Violations” shall mean all violations of Applicable Law now or hereafter issued or noted, including any open building permits and any fines or penalties associated with the foregoing.

“Voluntary Encumbrance” shall mean with respect to the Property, title exceptions affecting the Property that are knowingly and intentionally created by, or as a result of, Seller’s execution (or Seller’s written consent thereto) of one or more instruments creating or granting such title exceptions; provided, however, that the term “Voluntary Encumbrances” as used in this Agreement shall not include the following: (a) any Permitted Exceptions; (b) any title exceptions created by a Tenant under a Space Lease (through no default, breach or fault of Seller), or by any Ground Lessor pursuant to the Ground Leases (through no default, breach or fault of Seller); and (c) any title exceptions that are approved in writing, waived or deemed to have been approved or waived by Buyer or that are created in accordance with the provisions of this Agreement.

“Vouchers” shall mean all outstanding unexpired gift certificates, coupons and other writings issued by Seller or Manager on behalf of Seller (including, without limitation, any complimentary or discounted room nights or hotel, resort, goods or services, Club and golf course vouchers, gift certificates, special promotions, prepaid rounds, and other similar items) that entitles the holder or bearer thereof to a credit (whether in a specified dollar amount or for a specified item, such as room night or meals) to be applied against the usual charge for rooms, meals and/or goods and services at the Property.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, and any similar state and local law applicable, as amended from time to time, and any regulations and guidance issued pursuant thereto.

“Water Agreements” shall mean collectively, Water Agreement 75954 and Water Agreement 137594.

“Water Agreement 75954” shall mean Contract No. 75954 for the Sale and Use of Potable/Nonpotable CAP water for Turf Irrigation dated May 2, 1997 between the City of Phoenix, a municipal corporation and NPP Golf Associates, L.L.C., as assigned by NPP Golf Associates, L.L.C. to Phoenix Resort, LLC, pursuant to an Assignment and Assumption of NPP Golf Associates, L.L.C. of Contract for Sale and Use of Nonpotable/Cap Water for Turf Irrigation dated August 17, 2000, as amended by Amendment No. 1 to Agreement 75954 dated July 1, 2001, as further amended by Amendment No. 2 to Agreement 75954 effective February 20, 2003 and as further amended by Amendment No. 3 to Agreement 75954 dated December 31, 2013.

“Water Agreement 137594” shall mean Non-Potable Water Infrastructure Development Agreement –City Contract No. 137594 dated December 31, 2013, between the City of Phoenix and Desert Ridge Owner.

“Water Permits” shall mean all permits and authorizations pending or presently issued by any Governmental Authority (or any renewals or replacements of any such permits and authorizations between the Effective Date and the Closing Date) related to water delivery, pumping, storage, use, reuse, treatment and disposal at the Property.

ARTICLE II

SALE, PURCHASE PRICE AND CLOSING

Section 2.1         Sale of Assets.

(a)            On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Assets.

(b)            The transfer of the Assets to Buyer shall include the transfer of all Asset-Related Property. For purposes of this Agreement, “Asset-Related Property” shall mean all of Seller’s right, title and interest in and to the following:

(i)            all easements, rights of way, claims, privileges, covenants, common interests and other rights appurtenant to the Fee Land and/or the Leasehold Land, if any, and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Fee Land and/or the Leasehold Land;

(ii)            all personal property, operating equipment and furniture, fixtures, equipment, tools, supplies, golf carts, lifts, rugs, mats, carpeting, artwork, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures and other equipment, and other personal property, including any vehicles owned by Seller and all other equipment and other items of tangible personal property which are now, or may hereafter prior to the Closing Date be, placed in or attached to the Property and are used exclusively in connection with the operation of the Property, including any fixtures, trade fixtures, or other items of personal property purchased, but not installed, in connection with the ongoing or contemplated renovation of the Hotel or any portion of the Property (collectively, the “Personal Property”) (provided, in no event shall the Personal Property include items owned or leased by guests, customers, Tenants, or Manager or any Excluded Assets), and all of Seller’s rights in, title and interest in and to all such Personal Property leased by Seller, or on behalf of Seller, under a Contract or Equipment Lease;

(iii)            all food and beverages (alcoholic, to the extent transferable under Applicable Law, and non-alcoholic); engineering, maintenance, and housekeeping supplies, including soap, cleaning materials and matches; and other supplies of all kinds, in each case whether partially used, unused, or held in reserve storage for future use in connection with the maintenance and operation of the Property, of the types and quantities on hand on the Effective Date subject to such depletion and restocking as shall occur and be made in the normal course of business consistent with the current operation and maintenance of the Property by Manager (as defined in Section 3.4(b)), excluding, however, the Personal Property (collectively, the “Consumables”);

(iv)            to the extent they may be transferred without consent under Applicable Law, all licenses, permits and authorizations presently issued (or any renewals or replacements of any such licenses, permits and authorizations between the Effective Date and the Closing Date), including the Water Permits, in connection with the operation of all or any part of the Property as it is presently being operated, other than the Property’s liquor license (“Licenses and Permits”);

(v)            to the extent assignable without consent and in effect as of the Closing Date, all rights, if any, under any warranties issued to Seller by any manufacturer or contractor in connection with the purchase, construction or installation of any furniture, fixtures, equipment, materials, supplies or improvements included as part of the Property;

(vi)            to the extent assignable without consent, all other intangibles associated with the Property, including, without limitation, goodwill, logos and designs, trade names, trademarks, service marks, telephone and fax numbers, domain names, website names, and other similar proprietary rights and all registrations or applications for registration of such rights used by Seller in the operation of the Property, in each case to the extent solely used in connection with the operation of the Property, and all other general intangibles relating to the Property, and all telephone exchange numbers dedicated and identified with the Property;

(vii)            all merchandise owned by Seller located at the Property and held for sale to guests, Club Members and customers thereof, or ordered for future sale at the Property as of the Cut-Off Time, but not including any such merchandise owned by Manager or any Tenant at the Property (“Retail Merchandise”);

(viii)            all Space Leases, Contracts and Equipment Leases and all security and escrow deposits (to the extent assignable without consent) held by or on behalf of Seller in connection with any such Space Lease, Contract and Equipment Lease;

(ix)            all books and records of Seller, including without limitation tenant files, tenant lists and tenant marketing information relating to the Property, each to the extent in Seller’s possession or control (the “Books and Records”);

(x)            to the extent assignable without consent and in Seller’s possession or reasonable control, (A) building permits and (B) plans and specifications, engineering drawings and prints with respect to the improvements on the Property, all operating manuals, and all books, data and records regarding the physical components systems of the improvements on the Property (the “Plans and Specifications”);

(xi)            the Club Membership Arrangements;

(xii)           any Bookings pertaining to periods from and after the Closing Date, together with all deposits held by Seller with respect thereto;

(xiii)          all items included within the definition of “Property and Equipment” under the Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, as published by the Hotel Association of New York City, Inc. (the “Uniform System of Accounts”) and used in the operation of the Property (including, without limitation, linen, china, glassware, tableware, uniforms and similar items, subject to such depletion prior to the Closing Date as shall occur in the ordinary course of business and consistent with the terms and conditions hereof);

(xiv)          all “Inventories” as defined in the Uniform System of Accounts and used in the operation of the Property, such as provisions in storerooms, refrigerators, pantries, and kitchens, beverages in wine cellars and bars, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items and including all food and beverages which are located at the Property, or ordered for future use at the Property as of the Closing;

(xv)          all computer hardware, telecommunications and information technology systems solely located at the Property (including the Hotel), and all computer software used solely at the Property or in connection with the businesses operated at the Property (subject to the terms of the applicable license or management agreement and/or Manager’s and Manager’s Affiliates’ rights in and to the same), to the extent owned by Seller and to the extent the same are assignable or transferable without consent;

(xvi)         any and all surface and groundwater water rights associated with the Property; and

(xvii)        the Water Agreements.

(c)            Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed by the parties hereto that the following items are expressly excluded from the Assets to be sold to Buyer (collectively, the “Excluded Assets”):

(i)             Cash. Except for any deposits and pre-paid items included in Section 2.1(b) (including, without limitation, deposits for Bookings), the balances of all cash and securities and other cash equivalent interests held by Seller or by Manager for the benefit of Seller or the Property and deposited, held or contained in any account, bank or vault, including, without limitation, any cash held in reserves or escrow in connection with the Existing Financing, or any other reserves maintained by Seller or by Manager, but excluding (x) any Cash on Hand which shall be prorated in accordance with Section 10.17 below, or (y) the FF&E Reserve which shall be prorated in accordance with Section 10.22 below.

(ii)            Third Party Property. Any fixtures, personal property, equipment, trademarks or other intellectual property or other assets which are owned by (A) the supplier or vendor under any Contract or Equipment Lease (provided, however, that Seller shall transfer its rights and interest in any such leased property under any such Contract or Equipment Lease), (B) the Tenants, (C) any individuals employed to provide services at the Property, (D) any guests or customers of the Property or (E) Manager (collectively, the “Excluded Personal Property”);

(iii)           Insurance Claims. Any insurance claims or proceeds arising out of or relating to events that occur prior to the Closing Date subject to the terms of subsection 9.2(a);

(iv)           Additional Reserved Seller Assets. Any proprietary or confidential materials (including any materials relating to the background or financial condition of a present or prior direct or indirect partner or member of Seller), the internal books and records of Seller relating, for example, to contributions and distributions prior to the Closing, any software not used exclusively in the day-to-day operation of the building; and the names “Trinity”, “Elliot” and/or any derivations thereof; and

(v)            Other Intangible Property. Any other intangible property that is not used exclusively in connection with the Property.

Section 2.2         Purchase Price.

(a)            The consideration to be paid by Buyer to Seller for the purchase of the Assets (subject to adjustment as specifically provided herein) shall be $865,000,000 (the “Purchase Price”). The Purchase Price shall be paid by Buyer to Seller on the Closing Date as follows:

(i)             By no later than 5:00 P.M. (Eastern Time) on the Effective Date, Buyer shall deliver to Escrow Agent cash in an amount equal to $30,000,000 (together with all accrued interest thereon, the “Earnest Money”) in immediately available funds by wire transfer to the Escrow Account. The Earnest Money shall thereafter become nonrefundable to Buyer except as otherwise expressly set forth in this Agreement. If the Earnest Money is not deposited by Buyer as and when due and payable hereunder, Seller shall have the right, as its sole and exclusive remedy, in Seller’s sole and absolute discretion to terminate this Agreement, whereupon neither party shall have any further rights or obligations hereunder except for those that expressly survive the termination of this Agreement.

(ii)            At the Closing, (A) Buyer shall deposit with the Escrow Agent, by wire transfer of immediately available funds, an amount equal to (A) the Purchase Price, as adjusted pursuant to Article X, minus (B) the Earnest Money, and minus (C) the amount of the Existing Financing Balance assumed by Buyer (to the extent that Buyer assumes the Existing Financing at Closing pursuant to the Existing Financing Assumption Documents).

(b)            Upon delivery to Escrow Agent by Buyer, the Earnest Money will be deposited by Escrow Agent in the Escrow Account, which shall be an interest-bearing account acceptable to Buyer and Seller and shall be held in escrow in accordance with the provisions of Section 15.4. All interest earned on the Earnest Money while held by Escrow Agent shall be paid to the party to whom the Earnest Money is paid, except that if the Closing occurs, Buyer shall receive a credit against the Purchase Price for such interest in accordance with the terms of this Agreement.

(c)            No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement.

(d)            Notwithstanding any provision set forth in this Agreement, One Hundred and No/100 Dollars ($100.00) of the Earnest Money (the “Independent Consideration”) shall be non-refundable in all events and shall be paid to Seller in the event that this Agreement is terminated at any time prior to the Closing. In the event that the transaction contemplated by this Agreement is consummated, the Independent Consideration shall be applied to the Purchase Price at the Closing.

Section 2.3         The Closing.

(a)            The closing of the sale and purchase of the Assets (the “Closing”) shall take place on the later to occur of (i) thirty (30) days after the Effective Date and (ii) the date which is five (5) Business Days after the date on which the parties shall have received the executed Ground Lease Consents and the Ground Lease Estoppels from Ground Lessor (the “Closing Date”), TIME BEING OF THE ESSENCE with respect to each of Seller’s and Buyer’s obligations hereunder on the Closing Date; provided, however, Buyer shall have the one-time right to adjourn the Closing Date under this Section 2.3(a) for up to thirty (30) calendar days, by providing written notice to Seller at least two (2) Business Days prior to the then scheduled Closing Date, and delivering to Escrow Agent on or prior to the then scheduled Closing Date, cash in an amount equal to $5,000,000 in immediately available funds by wire transfer to the Escrow Account (“Additional Earnest Money”), which additional funds shall be added to and become a part of the Earnest Money and thereafter become nonrefundable to Buyer except as otherwise expressly set forth in this Agreement. The Closing Date shall be further adjourned in the event Seller or Buyer exercises any of its other rights to adjourn the Closing as set forth in this Agreement, provided that the Closing Date shall be no later than September 19, 2025 (the “Closing Deadline Date”).

(b)            The Closing shall be held on the Closing Date at 12:00 P.M. (Eastern Time) by mutually acceptable escrow arrangements. There shall be no requirement that Seller and Buyer physically attend the Closing, and all funds and documents to be delivered at the Closing shall be delivered to the Escrow Agent unless the parties hereto mutually agree otherwise. Buyer and Seller hereby authorize their respective attorneys to execute and deliver to the Escrow Agent any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and facilitate the closing of the transactions contemplated hereby, provided, however, that such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement.

(c)            Buyer may elect to pursue the assumption of the Existing Financing Balance at Closing by entering into assignment, assumption and release documents (and Seller shall also enter into such assignment, assumption and release documents, as applicable) in accordance with the terms of the Existing Financing, that have been approved by each of Seller, Buyer and the Existing Lender under the Existing Financing (collectively, the “Existing Financing Assumption Documents”), and in such event, at Closing: (i) Buyer shall assume the duties, obligations, and liabilities arising under the Existing Financing Documents from and after the Closing Date; and (ii) Seller and its Affiliates shall be released from all duties, obligations and liabilities under the Existing Financing Documents that first become due or otherwise arise from and after the Closing Date on such terms in accordance with the Existing Financing Documents and on such other customary terms as Existing Lender may require, including Buyer’s assumption of liability for payment of the then outstanding principal balance (with all interest and other charges due under the Existing Financing through the Closing Date to be paid by Seller) of the Existing Financing (the “Existing Financing Balance”). If Buyer intends to assume the Existing Financing Balance at Closing, Buyer will notify Seller thereof (the “Existing Finance Election Notice”) within three (3) Business Days following the Effective Date (which Existing Finance Election Notice and election by Buyer shall be revocable by Buyer at any time subject to the terms of this Section 2.3(c), including payment of all Buyer’s Assumption Cost Obligations), in which case Buyer and Seller, as applicable, shall use commercially reasonable efforts to (i) cause the Existing Financing Assumption Documents to be fully executed and delivered to Escrow Agent in advance of the Closing as required by this Agreement and the Existing Financing, (ii) cause the Existing Lender to execute and deliver, at the Closing, an estoppel certificate in a form reasonably acceptable to Buyer (the “Existing Financing Estoppel”) and (iii) cause the Existing Lender to execute and deliver, at the Closing, a modification of the Existing Financing Documents which shall provide for the terms set forth on Schedule 2.3(c) attached hereto (the “Existing Loan Modification”) (provided that neither receipt of the Existing Financing Assumption Documents, Existing Loan Modification nor the Existing Financing Estoppel shall be a condition to Buyer’s or Seller’s obligation to close under this Agreement). If Buyer delivers an Existing Finance Election Notice, then Buyer shall be solely responsible for all fees and other charges of the Existing Lender associated with Buyer’s election to assume the Existing Financing Balance and negotiation of the Existing Financing Assumption Documents, irrespective of whether Buyer actually assumes the Existing Financing at Closing or not (the “Buyer’s Assumption Cost Obligation”). Buyer’s Assumption Cost Obligation shall survive the Closing and any early termination of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in the event Buyer elects to assume the Existing Financing and the Existing Lender fails to deliver any of the Existing Financing Assumption Documents or the Existing Loan Modification at the Closing (but excluding, for avoidance of doubt, the Existing Financing Estoppel), Buyer shall have the right (in addition to any other adjournment rights which Buyer has under this Agreement), upon written notice to Seller delivered no later than the then scheduled Closing Date, to adjourn the Closing for up to thirty (30) days.

Section 2.4         Allocated Purchase Price. Seller and Buyer hereby agree that the Purchase Price (and any other items required for Tax purposes) shall be allocated for federal, state and local Tax purposes, among the Assets in accordance with the rules of Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state, local or foreign law all pursuant to an allocation to be agreed upon by Seller and Buyer in writing on or before the date that is fifteen (15) days prior to the Closing.  If the parties do not agree to an allocation in writing by the date that is fifteen (15) days prior to the Closing Date, then each party shall be permitted to take an independent position with respect to the allocation of the Purchase Price on its applicable tax returns or in connection with any audit, examination, investigation or similar proceeding related thereto; provided, however, notwithstanding the foregoing, solely for purposes of calculating any transfer taxes and preparing related filings in connection with the transfer of the Assets as contemplated herein, the allocation of the Purchase Price among the Fee Land, Leasehold Land, Personal Property and/or any of the other Asset-Related Property shall be as determined by Seller and delivered to Buyer at least one (1) Business Day prior to the Closing Date (and all such related filings solely for these purposes shall utilize Seller’s Purchase Price allocation). This Section 2.4 shall survive the Closing.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

Section 3.1         General Seller Representations and Warranties. Seller hereby represents and warrants to Buyer as follows:

(a)            Formation; Existence. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)            Power and Authority. Seller has all requisite power and authority to enter into this Agreement and the Closing Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Closing Documents to which it is a party and the consummation of the transactions provided for in this Agreement and the Closing Documents to which it is a party have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and the Closing Documents to be executed and delivered by it, when executed and delivered at the Closing, and assuming due authorization, execution and delivery by the other parties hereto, will constitute Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity)).

(c)            No Consents. Except for the Ground Lease Consents with respect to the Golf Course Lease and Resort Lease, the Manager Consent and the Manager Waiver (the “Applicable Consents”), no consent or approval of any Governmental Authority or of any other Person is required to be obtained or made in connection with Seller’s execution, delivery and performance of this Agreement, the Closing Documents to which Seller is a party or any of Seller’s obligations in connection with the transactions required or contemplated hereby or thereby.

(d)            No Conflicts. Seller’s execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement and the Closing Documents to which it is a party does not and will not (with or without notice or lapse of time or both) (i) conflict with or result in any violation of its organizational documents, (ii) subject to obtaining the Applicable Consents, conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is bound, or (iii) violate any Applicable Law relating to Seller or its assets or properties (including, without limitation, the Assets).

(e)            Bankruptcy. Seller is not a debtor under any bankruptcy proceedings, voluntary or involuntary (and, to Seller’s Knowledge, no such action is threatened in writing against Seller), and has not made an assignment for the benefit of its creditors.

(f)             Foreign Person. Seller (or, if Seller is a “disregarded entity” for U.S. federal income tax purposes (within the meaning of Treasury Regulation Section 301.7701-3, a “Disregarded Entity”), Seller’s owner that is not itself a Disregarded Entity) is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(g)            Anti-Terrorism Laws, Trade Sanction Laws and Similar Laws.

(i)             None of Seller or, to Seller’s Knowledge, any of its officers, directors, employees, or agents, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”), or are included on any relevant lists maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(ii)            None of Seller or, to Seller’s Knowledge, any of its officers, directors, employees, or agents, is in violation of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56, as amended (the “Patriot Act”), the Executive Order, or any applicable anti-money laundering or anti-terrorism laws (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

(iii)            Neither Seller, nor any person controlled by Seller, is a person who is the subject or target of any sanctions administered by OFAC, the U.S. Department of State, or any other applicable sanctions authority (collectively, “Sanctions”).

(iv)            None of Seller or, to Seller’s knowledge, any of its officers, directors, employees or agents, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Executive Order, or are included on any relevant lists maintained by the OFAC, the U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

Section 3.2         Representations and Warranties of Seller as to the Assets. Subject to the information disclosed in the Asset File, Seller hereby represents and warrants to Buyer as follows:

(a)            Material Contracts. Schedule 3.2(a)(i) sets forth a correct and complete list of the Material Contracts (and all amendments and modifications thereof) affecting the Property, (ii) Seller has delivered or made available to Buyer in the Asset File true and correct copies of each Material Contract, and (iii) except as set forth on Schedule 3.2(a)(ii), Seller has not given or received any written notice of any breach or default under any such Material Contract that has not been cured or rescinded. To Seller’s Knowledge, each Material Contract is in full force and effect in accordance with its terms.

(b)            Space Leases. Schedule 3.2(b)(i) sets forth a correct and complete list of all Space Leases at the Property (and all amendments and modifications thereof). Such Space Leases, have not been amended, supplemented or otherwise modified except as stated in Schedule 3.2(b)(i). Seller has delivered or made available to Buyer in the Asset File true and correct copies of such Space Leases (and all amendments and modifications thereto). Except as set forth on Schedule 3.2(b)(ii), Seller has not given or received any written notice of any breach or default under any Space Lease that has not been cured or rescinded. To Seller’s Knowledge, each Space Lease is in full force and effect in accordance with its respective terms.

(c)            Condemnation. As of the Effective Date, there are no condemnation or eminent domain proceedings pending or, to Seller’s Knowledge, threatened in writing against the Property.

(d)            Litigation. There are no litigations, actions, suits, arbitrations, orders, decrees, claims, writs, injunctions, government investigations or proceedings pending or, to Seller’s Knowledge, threatened in writing against Seller which, if determined adversely to Seller, would (i) materially adversely affect the ability of Seller to perform its obligations hereunder (including, without limitation, Seller’s ability convey the Property to Buyer in accordance with the terms hereof) or (ii) materially adversely affect Seller’s right, title and/or interest in, or ownership or operation of, the Property. Seller is not a party to or subject to the provision of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would adversely affect the ability of Seller to perform its obligations hereunder. To Seller’s Knowledge, except as set forth in Schedule 3.2(d), there are no actions, suits or proceedings filed and pending against or affecting the Assets in any court or before or by an arbitration tribunal or regulatory commission, department or agency which are not covered by insurance and which, if determined adversely to Seller, would materially and adversely affect the Property and/or the operations thereof, and to Seller’s Knowledge, no such actions, suits or proceedings have been threatened in writing.

(e)            Ground Leases. Seller has delivered or made available to Buyer in the Asset File a true and correct copy of the Ground Leases, and all amendments and modifications to the Ground Leases. The Ground Leases have not been amended or modified except as set forth in the definitions thereof. Seller has not received or delivered any default notices under the Ground Leases that have not been cured or rescinded, and, to Seller’s Knowledge, no breach or default has occurred under any of the Ground Leases that has not been cured. Seller is the tenant under each Ground Lease and is the sole holder and owner of the leasehold interest under each Ground Lease. To Seller’s knowledge, each of the Ground Leases is in full force and effect in accordance with its terms.

(f)            Management Agreement. (i) Seller has delivered or made available to Buyer in the Asset File a true and correct copy of the Management Agreement (and all amendments and modifications thereof) and (ii) the Management Agreement has not been amended or modified except as set forth in the definition thereof. As of the Effective Date, Seller has not received or delivered any default notice under the Management Agreement that has not been cured or rescinded, and, to Seller’s Knowledge, no breach or default has occurred under the Management Agreement that has not been cured or rescinded. To Seller’s Knowledge, the Management Agreement is in full force and effect in accordance with its terms. Except for the Management Agreement and the Concession Agreement, Seller is not a party to (or bound by) any management, franchise, license, concession or other agreement or operating lease for the management or operation of the Property.

(g)            Employees. Seller does not directly employ any employees at the Property (excluding for purposes of this representation any common law principles of joint employment and only taking into account the actual employment of the employees at the Property and the Person acting as the employer of those employees for purposes of payroll and W-2 reporting). All persons who provide services at the Property are employed by Manager or Manager’s Affiliates or by independent contractors engaged by Seller or Manager. Neither Seller nor, to Seller’s Knowledge, Manager is a party to any collective bargaining agreement or other similar agreement with any union with respect to the Employees or the Property. To Seller’s Knowledge, no charge or complaint, administrative, judicial or contractual, relating to payment of wages and hours, employment discrimination or other term or condition of employment is pending or threatened in writing against Seller or its Affiliates or Manager with regard to the Employees, before any federal, state, or local agency, court, or administrative or arbitral tribunal.

(h)            Compliance with Applicable Law. Except as set forth on Schedule 3.2(h), no written notice has been received by Seller (or to Seller’s Knowledge, Manager) from any Governmental Authority which states the existence of any Violation that has not been cured, or asserting the need for any correction under any Applicable Law that has not been cured.

(i)            Taxes.

(i)            Except as otherwise set forth on Schedule 3.2(i), Seller has not received any written notice of any outstanding audit, examination or other proceeding with respect to any material Taxes or any notice or assessment claiming a deficiency of any material Taxes that remains outstanding, in each case relating to the ownership, operation or use of the Assets.

(ii)            Except as otherwise set forth on Schedule 3.2(i), Seller is not currently contesting any real property taxes payable with respect to the Property or seeking an abatement of any such real property taxes.

(j)            Permits. To Seller’s Knowledge, Seller has provided to Buyer a true and complete copy of each License and Permit including all amendments or modifications thereto which are material to the operation of the Property. Seller has not received any written notice from any Governmental Authority or other Person of any violation, suspension, revocation or non-renewal of any Licenses and Permits with respect to the Property that has not been cured or dismissed.

(k)            Equipment Leases. (i) To Seller’s Knowledge, Schedule 3.2(k) sets forth a true and complete list of all Equipment Leases affecting the Property and the annual amount payable thereunder; (ii) Seller has provided Buyer a true and correct copy of all Material Equipment Leases; (iii) Seller has not sent or received any written notice of material default under the Equipment Leases which remains uncured; and (iv) to Seller’s Knowledge, each Material Equipment Lease is in full force and effect in accordance with its terms.

(l)            Water Agreements. (i) Seller has provided to Buyer a true and complete copy of each Water Agreement, including all amendments or modifications thereto; (ii) to Seller’s Knowledge, each Water Agreement is in full force and effect and has not been amended or modified other than by amendments specifically included in the definition of Water Agreements; (iii) Seller has not received any order or notice of curtailment of any potable or non-potable water use on the Property; and (iv) Seller has neither given nor received any written notice of any breach or default under any Water Agreement which has not been cured.

(m)            Personal Property. Seller has good title to the Personal Property to be conveyed to Buyer (including good leasehold title to any Personal Property subject to the Equipment Leases), subject to no Liens or rights of third parties claiming by, through or under Sellers other than the Permitted Exceptions and, except as reflected in the foregoing, no Seller nor any Affiliate of Sellers’ has received written notice from any Person claiming an ownership or other interest in the foregoing.

(n)            Club Membership Arrangements. To Seller’s Knowledge, (i) Schedule 3.2(n)(i) sets forth a correct and complete list of the Club Membership Arrangements (and any side letters, amendments or modification thereof) as of the Effective Date, and (ii) Seller has delivered or made available to Buyer true and correct copies of each of the Club Membership Arrangements. To Seller’s Knowledge, except as set forth on Schedule 3.2(n)(iii), the Club Initiation Fees associated with the Club Membership Arrangements are not refundable.

(o)            Options/Rights of First Offer or Refusal. There are no options to purchase or rights of first refusal or rights of first offer to purchase any of the Assets, except in favor of Manager pursuant to the Management Agreement (the “Manager Purchase Option”).

(p)            Existing Financing. (i) Seller has delivered or made available to Buyer in the Asset File true and complete copies of the Existing Financing Documents, and (ii) such Existing Financing Documents have not been amended or modified. Seller has not received or delivered any default notices under any Existing Financing Document, and, to Seller’s Knowledge, no breach or default has occurred under the documents evidencing or securing the Existing Financing that has not been cured.

(q)            Association. To Seller’s Knowledge, (i) Seller has delivered or made available to Buyer a true and complete copy of the Desert Ridge Association Governing Documents, including all amendments and exhibits thereto, (ii) the Desert Ridge Association Governing Documents (and all amendments and exhibits thereto), are in full force and effect and have not been amended or modified except as set forth in the definition thereof, (iii) Seller is not in default under any of the Desert Ridge Association Governing Documents, and (iv) any and all amounts, fees, and assessments due and payable with respect to the Assets prior to the date hereof by Seller under any of the Desert Ridge Association Governing Documents have been fully and timely paid.

(r)            Liquor Licenses. The licenses and permits required for the lawful sale of alcoholic beverages at the Property pursuant to Applicable Law (the “Liquor Licenses”) are held in the name of the Manager. To Seller’s Knowledge, the Liquor Licenses are in full force and effect. Seller has not and, to Seller’s Knowledge, Manager has not, received any written notification from any Governmental Authority of any violation or pending investigation with respect to any Liquor License that would threaten the continued effectiveness of the Liquor Licenses.

(s)            Financial Reports. Seller has furnished Buyer with true, correct and complete copies of the unaudited Hotel financial reports (including all golf course financial reports) provided by the Manager to Seller as set forth in Schedule 3.2(t) (collectively, the “Financial Reports”), which are the same Financial Reports that Seller uses for its own purposes.

Section 3.3         Amendments to Schedules; Limitations on Representations and Warranties of Seller.

(a)            Except with respect to the Seller Fundamental Representations, Seller shall have the right to amend and supplement the schedules to this Agreement from time to time prior to the Closing only with respect to, and to reflect, a change in facts or circumstances which occurs after the date hereof and which is not the result of a default or breach by Seller of any of its obligations under this Agreement, by providing a written copy of such amendment or supplement to Buyer; provided, however, that any amendment or supplement to the schedules to this Agreement shall have no effect for the purposes of determining whether subsection 5.2(a) has been satisfied but shall have effect only for the purposes of limiting the defense and indemnification obligations of Seller for the inaccuracy or untruth of the representation or warranty qualified by such amendment or supplement.

(b)            Notwithstanding anything in this Agreement to the contrary, if the representations and warranties relating to the Space Leases, the Ground Leases, Club Membership Arrangements, Contracts or Equipment Leases set forth in Section 3.2 and the status of the ground lessors, tenants and contract parties thereunder (other than Seller or its Affiliates) were true and correct in all material respects as of the Effective Date, no change in circumstances or status of the ground lessors, tenants or any contract parties (e.g., defaults, below market status, bankruptcies or other adverse matters relating to such tenants or contract parties (but not by Seller or its Affiliates), or a party’s exercise following the date hereof of any contractual termination rights not caused by the actions or omissions of Seller) occurring after the date hereof shall permit Buyer to terminate this Agreement or constitute grounds for Buyer’s failure to close or otherwise constitute a breach of any representation or warranty by Seller; provided, however, that Seller agrees to notify Buyer in writing promptly after Seller learns of any change in circumstances or status of the ground lessors, tenants or contract parties, or if a party exercises a contractual termination or extension right.

Section 3.4         Covenants of Seller Prior to Closing. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall (or Seller shall cause Seller’s agents, including Manager, to):

(a)            Insurance. Keep the Property insured against fire and other hazards covered by the insurance policies maintained by Seller or Manager on the Effective Date, or policies that are similar in all material respects, and in all cases in compliance with all applicable requirements under the Existing Financing Documents.

(b)            Operation. Use commercially reasonable efforts to cause Manager to operate and maintain the Property substantially consistent with the current operation and maintenance of the Property and in accordance with the Management Agreement, except that, subject to Section 3.4(k), Seller shall not be required to make any capital improvements or replacements to the Property or cure or remove any Violations.

(c)            Contracts. Not enter into any new Contracts or Equipment Leases relating to the Assets, nor amend, supplement, terminate or otherwise modify any Contract or Equipment Lease without the prior written consent of Buyer, which consent may be granted or withheld in Buyer’s reasonable discretion, provided, however:

(i)             Buyer’s consent shall not be required with respect to any Contract or Equipment Lease that (A) will not be assumed by Buyer nor will burden the Property following the Closing, (B) (x) is terminable on 30 days’ notice without cost or penalty to Buyer and (y) requires the payment of no more than $200,000 in any calendar year, or (C) is required or permitted (without Seller approval) by the terms of the Management Agreement or the Ground Leases. Seller shall promptly notify Buyer in writing of any such new Contract or Equipment Lease and shall provide Buyer a copy of any such new Contract or Equipment Lease promptly after the execution thereof and following Seller’s receipt thereof; and

(ii)            Buyer’s consent shall not be required with respect to any Contract which does not meet the requirements of clauses (A) through (C) of clause (i) above but is entered into by Seller or Manager in connection with emergency maintenance or repairs at the Property (and Seller shall provide Buyer a copy of any such new Contract promptly after the execution thereof and following Seller’s receipt thereof), and the costs of such contract shall be prorated in accordance with the terms of Article X hereof; and

(iii)            Buyer shall not unreasonably withhold its consent to any Contract which does not meet the requirements set forth in clauses (i) or (ii) above, but which is entered into by Seller or Manager in connection with a Leasing Cost pursuant to a Lease permitted pursuant to (c)(i) above or (d) below.

If Seller enters into any third party Contract or Equipment Lease (A) with the approval of Buyer or (B) as permitted in clause (i) through (iii) above, then such Contract or Equipment Lease shall be included in the definition of “Contract” or “Equipment Lease” and shall be assigned to and assumed by Buyer at the Closing in accordance with this Agreement. If Buyer does not reject or approve in writing a new Contract or Equipment Lease or an amendment or modification to a Contract or Equipment Lease within the earlier of (x) seven (7) Business Days, and (y) such earlier period if and to the extent required under the Management Agreement after receipt of a copy thereof and Seller’s request for approval, then Buyer shall be deemed to have approved such Contract or Equipment Lease or amendment or modification. Nothing in this Section 3.4(c) shall be deemed to restrict Seller’s ability to enter into Bookings in the ordinary course of business.

(d)            New Space Leases. Not (i) execute any new Space Lease, (ii) amend, supplement, terminate, accept the surrender of, or otherwise modify any existing Space Lease, (iii) approve any assignment or sublease of any existing Space Lease without the prior consent of Buyer, which consent may be granted or withheld in Buyer’s sole discretion; provided that, Seller shall be permitted to renew Space Leases with any current tenant so long as such renewal is exercised by the tenant pursuant to a renewal right expressly set forth in the applicable Space Lease or (iv) collect any rent more than thirty (30) days in advance of when the same is due. If Seller enters into any new Space Lease, or renews any existing Space Lease (each such new Space Lease or renewal, a “New Lease”) with the approval of Buyer (in Buyer’s sole and absolute discretion), then each such New Lease shall be included in the definition of “Space Leases” herein and added to Schedule 3.2(b)(i), and shall be assigned to and assumed by Buyer at the Closing in accordance with this Agreement. If Buyer does not reject or approve a New Lease, license, occupancy agreement, renewal or a Space Lease amendment within seven (7) Business Days after receipt of Seller’s request for approval, then Buyer shall be deemed to have disapproved such New Lease, license, occupancy agreement, renewal or Space Lease amendment. Notwithstanding the foregoing, Seller is authorized to accept the termination of Space Leases at the end of their existing terms or amendments memorializing extensions of any Space Leases as required thereunder. In addition, Buyer acknowledges and agrees that, notwithstanding anything to the contrary contained in this Section 3.4(d), Seller shall not be in breach of this Section 3.4(d) in the event Manager, without requesting Seller’s approval, executes a new Space Lease or otherwise amends, modifies, supplements or terminates a Space Lease (whether or not such authority by Manager is permitted pursuant to the terms and conditions of the Management Agreement).

(e)            Ground Leases. From and after the Effective Date until Closing or earlier termination of this Agreement, (i) Seller shall not amend, modify, supplement or terminate any Ground Lease without the prior written consent of Buyer, which shall be granted or withheld in Buyer’s sole discretion and (ii) Seller shall comply, in all material respects, with its obligations under each Ground Lease. From and after the Effective Date until Closing or earlier termination of this Agreement, Seller shall use commercially reasonable efforts to obtain the executed Golf Course Lease Estoppel and Resort Lease Estoppel dated not more than thirty (30) days prior to the Closing Date (it being understood and agreed that in the event at the Closing Seller obtains and delivers the Golf Course Lease Estoppel and the Resort Lease Estoppel in accordance with the terms hereof and either such Ground Lease Estoppel is not dated within thirty (30) days of Closing, the delivery of such Ground Lease Estoppels shall satisfy the closing condition under Section 5.2(f)).

(f)            Estoppels. From and after the Effective Date until Closing or earlier termination of this Agreement, Seller shall use commercially reasonable efforts to obtain an executed Desert Ridge CCR Estoppel, and the executed Requested Estoppels. Receipt of the Desert Ridge CCR Estoppel and the Requested Estoppels shall not be a condition to Buyer’s or Seller’s obligation to close under this Agreement.

(g)            Tax Clearance Certificate/Taxes. Promptly after the Effective Date, Seller shall file such documentation as is required to obtain (at Seller’s sole cost and expense), with respect to Seller, an Arizona Certificate of Compliance for Letter of Good Standing issued by the Arizona Department of Revenue, and a Certificate of Compliance issued by the Arizona Department of Revenue (“Tax Clearance Certificate”), in each instance dated no earlier than 30 days prior to Closing. Seller shall, at Seller’s sole cost and expense, use commercially reasonable efforts to obtain the Tax Clearance Certificate, and Seller will deliver the Tax Clearance Certificate to Buyer within a reasonable period of time following Seller’s receipt of same, which depending on receipt, may be post-Closing. In addition to Seller’s other duties and obligations under this Agreement, Seller shall pay, or shall cause to be paid, all transaction privilege taxes and excise taxes, including, without limitation, speculative builder taxes and prime contracting taxes to the extent owed by Seller, and other similar taxes, relating to the Assets, the operation of the Assets, and the sale and transfer of the Assets, that accrue prior to, or that are imposed as of or as a result of, the Closing (including, without limitation, any and all transaction privilege taxes and excise taxes, whether imposed on Seller directly, as owner of the Assets, or on Manager, or on any of their respective agents).  Seller shall defend (with legal counsel reasonably acceptable to Buyer), protect, reimburse, indemnify and hold harmless Buyer and its successors and assigns (including any Buyer Designee) for, from and against any and all losses, claims, demands, obligations, damages, liabilities, liens, judgments, actions, proceedings, costs and expenses, including reasonable attorneys’ fees and court costs arising from, relating to or in connection with any and all transaction privilege taxes and excise taxes, including, without limitation, speculative builder taxes and prime contracting taxes, or other similar taxes, relating to the Assets, the operation of the Assets, and the sale and transfer of the Assets, that accrue prior to, or that are imposed as of or as a result of, the Closing (including, without limitation, any and all transaction privilege taxes and excise taxes, whether imposed on Seller directly, as owner of the Assets, or on Manager, or on any of their respective agents).  In addition to Buyer’s other duties and obligations under this Agreement, Buyer shall pay all transaction privilege taxes, excise taxes, use taxes, speculative builder taxes, prime contracting taxes, or other similar taxes, relating to the Assets, the operation of the Assets, and the sale and transfer of the Assets first accruing after the Closing. This Section 3.4(g) shall survive the Closing indefinitely.

(h)            No Alterations. Except in the ordinary course of Seller’s business or as may be required by the terms of any of the Space Leases, Seller agrees not to make (or permit or allow to be made) any alterations, improvements, or additions, or demolitions to any of the Assets, without the prior written consent of Buyer, which consent may be withheld or conditioned in Buyer’s reasonable discretion.

(i)            Water Agreements. Seller shall not amend or terminate any of the Water Agreements without the prior written consent of Buyer, which shall be granted or withheld in Buyer’s sole discretion. Seller shall promptly deliver to Buyer a copy of any material notice or demand received by Seller or Manager under any of the Water Agreements and a copy of any material notice or demand delivered by Seller or Manager to the other party/ies to the Water Agreements.

(j)            Obtaining Required Consents. From and after the Effective Date, Seller agrees to reasonably cooperate with Buyer in obtaining any consents required to be obtained in order to make valid and effective the assignment to Buyer (or Buyer’s Designee) of the Licenses and Permits, any rights under warranties, any intangible assets, any leases or contracts, and any Plans and Specifications.

(k)            Existing Financing. From and after the Effective Date until Closing or earlier termination of this Agreement, Seller shall not amend or terminate any of the Existing Financing Documents without the prior written consent of Buyer, which shall be granted or withheld in Buyer’s reasonable discretion. Seller shall promptly deliver to Buyer a copy of any notice of default received by Seller or Manager under any of the Existing Financing Documents. If Buyer elects to pursue the assumption of the Existing Financing Balance and provides notice thereof to Seller in accordance with Section 2.3(c), from and after the receipt of such notice until Closing or earlier termination of this Agreement Seller shall use commercially reasonable efforts to obtain the executed Existing Financing Assumption Documents. Receipt of the Existing Financing Assumption Documents shall not be a condition to Buyer’s or Seller’s obligation to close under this Agreement.

(l)            Management Agreement. From and after the Effective Date until Closing or earlier termination of this Agreement, Seller shall not amend or terminate the Management Agreement without the prior written consent of Buyer, which may be granted or withheld in Buyer’s sole discretion. From and after the Effective Date until Closing or earlier termination of this Agreement, Seller shall comply, in all material respects, with its obligations under the Management Agreement.

(m)            Capital Expenditures Work.

(i)            Seller shall use commercially reasonable efforts to continue to undertake (and to remit payment for) those capital projects, construction work or repairs more particularly described on Schedule 3.4(m)(1) (the “Capital Expenditures Work”) in the ordinary course of business and past practice and in accordance with the terms of the Contracts for the provision of the Capital Expenditures Work described on Schedule 3.4(m)(1) on or prior to the Closing, provided that the completion of the Capital Expenditures Work shall not be a condition precedent to Buyer’s obligations to consummate the Closing.

(ii)            With respect to the completion of the capital project relating to the ongoing ballroom renovation project (the “Ballroom Capital Expenditures Work”), the following provisions will apply:

1.              Schedule 3.4(m)(2) sets forth the following (collectively, the “CapEx Documents”): (1) a listing of all contracts and related permits in effect as of the date hereof and relating to the Ballroom Capital Expenditures Work; (2) a description of the remaining Ballroom Capital Expenditures Work to be performed and a schedule of the currently expected performance and completion of the Ballroom Capital Expenditures Work, as well as a schedule (including current status) of all materials deliveries necessary to complete the Ballroom Capital Expenditures Work (which schedule will include the most currently available expediting report from Benjamin West showing the current status of (i.e., in production, awaiting shipment, in transit, delivered, etc.) of such materials, including but not limited to all carpeting, vinyl and lighting fixtures/components anticipated to complete the Ballroom Capital Expenditures Work (the “BW Expediting Report”)); (3) a list of all contractors and subcontractors who have performed or are contracted to perform any portion of the Ballroom Capital Expenditures Work, including but not limited to suppliers of all anticipated materials deliveries necessary to complete the Ballroom Capital Expenditures Work; (4) a summary of the estimated cost of completion of the balance of the Ballroom Capital Expenditures Work (“Seller’s Completion Cost Summary”); and (5) a schedule of all payments made with respect to the Ballroom Capital Expenditures Work (and copies of paid receipts or other evidence of payment), a schedule of all outstanding amounts owed on the Capital Expenditures Work performed to date and schedule of expected payments for Ballroom Capital Expenditures Work not yet performed. Prior to Closing, on a weekly basis, Seller will provide Buyer with updates to the CapEx Documents.

To the extent the Ballroom Capital Expenditures Work is not completed by or prior to the Closing, (i) at Closing Seller shall provide an updated set of CapEx Documents with an effective date as of the date of Closing, (ii) Seller shall assign the contract(s), identified on Schedule 3.4(m)(2), and related permits for any such Ballroom Capital Expenditures Work to Buyer at the Closing, and (iii) Buyer shall assume at the Closing the obligations under any such contract(s) identified on Schedule 3.4(m)(2) (or any other contracts relating to the completion of such Ballroom Capital Expenditures Work as may otherwise be approved by Buyer) to complete such Ballroom Capital Expenditures Work (and such Contracts, if any, shall be deemed to be added to Schedule 3.2(a)(i), and Schedule 3.2(a)(i) shall be deemed amended at Closing to include such Contracts).

2.              The parties hereto agree that as of the date of this Agreement the estimated cost to complete the Ballroom Capital Expenditures Work as of Closing shall be $8,425,877 (the “Ballroom Capital Expenditures Work Credit”), subject to payments made by Seller prior to Closing with respect to partially completed portions of the Ballroom Capital Expenditures Work, which estimate assumes that all carpeting, vinyl and lighting fixtures/components necessary to complete the Capital Expenditures Work (the “Critical Materials”) will arrive pursuant to the BW Expediting Report provided at the execution of this Agreement. If prior to Closing the updated BW Expediting Report demonstrates a change in receipt of any Critical Materials such that payments made by Seller prior to Closing for Critical Materials shall differ from the estimated payment schedule in determining the Ballroom Capital Expenditures Work Credit, then such estimated cost will be increased or decreased to reflect the cost of completing the Ballroom Capital Expenditures Work as a result of such change.

Notwithstanding the status of the Ballroom Capital Expenditure Work on the Closing Date, at the Closing Buyer shall receive a credit against the Purchase Price in an amount equal to fifty percent (50%) of the estimated cost of completion (which amount will include work completed but not yet paid for) of the balance of the Ballroom Capital Expenditures Work as of the Closing Date.

3.              For the avoidance of doubt, Buyer shall not receive a credit for any amounts pursuant to any provision of Article X herein with respect to the Capital Expenditures Work except: (x) the credit for the Ballroom Capital Expenditure Work as expressly provided in this Section 3.4(m) (including without limitation, the credit for the Ballroom Capital Expenditures Work pursuant to Section 3.4(m)(ii)(2) above, and the credit for any other Capital Expenditure Work that is not completed as of the Closing as expressly provided in Section 3.4(m)(iii) below); and (y) the estimated amount, as of the Closing, to complete all construction and/or repairs required to be completed by the landlord pursuant to a Space Lease and which constitute Leasing Costs, as set forth in Section 10.7 hereof.

4.              At the Closing Seller shall deliver the following to Buyer, in addition to the updated CapEx Documents, in connection with the Capital Expenditures Work (collectively, the “Closing CapEx Documents”): (1) an Assignment of Construction Contracts (as defined in Section 6.1(o)) duly executed by Seller pursuant to which Seller shall assign, transfer and convey to Buyer all of Seller’s right, title and interest in and to all construction contracts and warranties with respect to the Capital Expenditures Work; and (2) all lien waivers and title affidavits as may be requested by the Title Company in order for the Title Company to issue the Title Policy without any title exceptions with respect to the Capital Expenditures Work.

(iii)           To the extent any other Capital Expenditures Work (other than the Ballroom Capital Expenditures Work) is not completed by or prior to the Closing (the “Remaining Capital Expenditures Work”), then Seller shall provide an update to Schedule 3.2(m)(1) identifying the Remaining Capital Expenditures Work and an update to Schedule 3.2(m)(3) listing the construction contracts for the Remaining Capital Expenditures Work (or any other contracts relating to the completion of such Capital Expenditures Work as may otherwise be approved by Buyer) in effect as of the date of Closing. At Closing, (a) as part of the Closing CapEx Documents, (i) Seller shall assign and Buyer shall assume, pursuant to the Assignment of Construction Contracts, the contract(s) identified on the updated Schedule 3.4(m)(3), and related permits for any such Remaining Capital Expenditures Work, and (ii) Seller shall deliver all lien waivers and title affidavits as may be requested by the Title Company in order for the Title Company to issue the Title Policy without any title exceptions with respect to the Remaining Capital Expenditures Work, and (b) Buyer shall receive a credit against the Purchase Price in an amount equal to the estimated cost of completion (which amount will include work completed but not yet paid for) of the balance of the Remaining Capital Expenditures Work as of the Closing Date.

(n)            Club Membership Arrangements. From and after the Effective Date until Closing or earlier termination of this Agreement, Seller shall not enter into any Club Membership Arrangements outside the ordinary course of business or otherwise issue or enter into any Club Membership Arrangements pursuant to which the Club Initiation Fees associated therewith are or would be refundable, in each case without the prior written consent of Buyer, which shall be granted or withheld in Buyer’s reasonable discretion.

(o)            Licenses and Permits. Seller shall not amend, modify, terminate or rescind any Licenses and Permits (including, without limitation, the Water Permits) or the Liquor Licenses except any such amendment or modification in the ordinary course of its business (and upon prior written notice to Buyer).

(p)            Zoning. Seller shall not change, amend or modify (or consent to any change, amendment or modification in) any zoning, land use or other governmental or quasi-governmental entitlements associated with or affecting the Assets, or, except in the ordinary course of Seller’s business, apply for or allow to be approved or issued any special use permit or variance in connection with any of the Assets, without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole and absolute discretion.

(q)            Notices. Seller shall deliver to Buyer upon Seller’s receipt thereof following the Effective Date copies of all written notices of (i) judgments, claims and litigation affecting Seller or any part of the Property or the Assets, (ii) default under or relating to any Ground Lease, Management Agreement, Space Lease, Material Contract, Material Equipment Lease, License and Permit (including, without limitation, the Water Permits), the Liquor License and/or Desert Ridge Association Governing Document and (iii) orders or notices of curtailment of any potable or non-potable water use on the Property.

(r)             Desert Ridge Documents. Seller shall (i) comply in all material respects with the Desert Ridge Association Governing Documents and (ii) not change, amend or modify, alter, terminate or cancel any Desert Ridge Association Governing Document (or consent to any of the foregoing), in each case without the prior written consent of Buyer, which consent may be given or withheld in Buyer’s sole discretion.

Nothing in this Section 3.4 shall restrict Seller’s rights with respect to any of the Excluded Assets or give Buyer any approval or other rights with respect thereto.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

Section 4.1         Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

(a)            Formation; Existence. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware.

(b)            Power and Authority. Buyer has all requisite power and authority to enter into this Agreement and the Closing Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Closing Documents to which it is a party and the consummation of the transactions provided for in this Agreement and the Closing Documents to which it is a party have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and constitutes, and the Closing Documents to be executed and delivered by it, when executed and delivered at the Closing and assuming due authorization, execution and delivery by Seller, will constitute, its legal, valid and binding obligation, enforceable against it in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity)).

(c)            No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority is required to be obtained or made in connection with Buyer’s execution, delivery and performance of this Agreement, the Closing Documents to which Buyer is a party or any of the transactions required or contemplated hereby.

(d)            No Conflicts. Buyer’s execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement and the Closing Documents to which it is a party does not and will not (with or without notice or lapse of time or both) (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, indenture, mortgage, deed of trust or loan agreement to which it is a party in its individual capacity, or (iii) violate any Applicable Law relating to Buyer or its subsidiaries or its assets or properties.

(e)            Bankruptcy. Buyer is not a debtor under any bankruptcy proceedings, voluntary or involuntary, and has not made an assignment for the benefit of its creditors.

(f)            Litigation. There are no litigations, actions, suits, arbitrations, orders, decrees, claims, writs, injunctions, government investigations, proceedings pending or threatened in writing against Buyer which, if determined adversely to such entity, would adversely affect in any material respect the ability of Buyer to perform its obligations hereunder. Buyer is not a party to or subject to the provision of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would adversely affect in any material respect the ability of Buyer to perform its obligations hereunder.

(g)            Anti-Money Laundering Laws, Anti-Terrorism Laws, Trade Sanction Laws and Similar Laws.

(i)            None of Buyer or its Affiliates is (A) a person who is the subject or target of Sanctions; (B) a person ordinarily resident in Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of Ukraine (each, a “Sanctioned Country”); (C) a person included on a Government List; or (D) is owned in any amount or controlled by any person who is the subject or target of Sanctions or by any Sanctioned Country.

(ii)            None of Buyer or, to Buyer’s knowledge, any of its officers, directors, employees, or agents is in violation of any Anti-Money Laundering and Anti-Terrorism Laws.

(iii)            None of Buyer or, to Buyer’s knowledge, any of its officers, directors, employees, or agents, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Executive Order, or are included on any relevant lists maintained by the OFAC, the U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(iv)            Buyer represents that the monies used in connection with this Agreement and amounts committed with respect thereto were not and are not derived from any activities that contravene any applicable Sanctions, anti-bribery, or any Anti-Money Laundering and Anti-Terrorism Law (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(v)            None of Buyer, its Affiliates, or any Person with a controlling ownership interest in Buyer or its Affiliates is a Government Official.

Section 4.2         Covenants of Buyer.

(a)            Bookings. Buyer shall honor all existing Bookings and all other Bookings made in accordance with this Agreement for any period beginning on or after the Closing Date.

(b)            Contracts. Buyer shall assume as of the Closing all of the Contracts (except for any documents evidencing or securing the Existing Financing (unless Buyer elects to assume the documents evidencing or securing the Existing Financing, in which case Buyer will assume the documents evidencing or securing the Existing Financing pursuant to the Existing Financing Assumption Documents) and any agreements or contracts that constitute Excluded Assets), and all of Seller’s rights, obligations and liabilities arising thereunder from and after the Closing Date.

(c)            Cooperation. Without releasing Seller from its obligations under this Agreement, Buyer shall reasonably cooperate with Seller and use commercially reasonable efforts to obtain the executed Golf Course Lease Estoppel, Resort Lease Estoppel, Ground Lease Consent (including, without limitation, Buyer providing disclosure information reasonably requested by the Ground Lessors), Existing Financing Estoppel (if applicable) and assignment and written consent to assignment of Water Agreements.

(d)            Survival. This Section 4.2 shall survive Closing.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

Section 5.1         Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transfer of the Assets to Buyer on the Closing Date is subject to the satisfaction (or waived by Seller, in its sole discretion) as of the Closing of the following conditions:

(a)            Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date;

(b)            Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Buyer on or before the Closing;

(c)            Seller (or Escrow Agent) shall have received all of the documents required to be delivered by Buyer under Section 6.1;

(d)            Seller (or Escrow Agent) shall have received the Purchase Price in accordance with Section 2.2 and all other amounts due to Seller hereunder;

(e)            No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Assets or the consummation of any other transaction contemplated hereby; provided that if Seller is the party invoking this condition, it shall have used all reasonable efforts to have such order or injunction vacated;

(f)            No action, suit or other Proceeding shall be pending which shall have been brought by a Person that is not Seller or an Affiliate of Seller to restrain, prohibit or change in any material respect the transactions contemplated under this Agreement, unless due to (i) any action or (ii) any intentional omission, in each case of Seller or any Affiliate of Seller to contravene the terms of this Agreement;

(g)            Seller shall have obtained the Manager Waiver and the Manager Consent;

(h)            Seller shall have obtained a Ground Lease Consent with respect to the Golf Course Lease and Resort Lease, subject to Buyer’s Deemed Consent Option; and

(i)             Buyer shall have obtained an Arizona transaction privilege tax license and shall have provided to Seller a properly completed Arizona Resale Certificate (Arizona Form 5000A – for the purchase of tangible personal property that Buyer will resell to customers in the ordinary course of business, such as Inventory).

Section 5.2         Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to purchase and pay for the Assets is subject to the satisfaction (or waiver in writing by Buyer in Buyer’s sole discretion) as of the Closing of the following conditions:

(a)            Each of the Seller Fundamental Representations shall be true and correct in all respects as of the Effective Date and as of the Closing. Each of the other representations and warranties made by Seller in this Agreement shall be true and correct in all material respects when made as of the Effective Date and on and as of the Closing Date (unless such representation or warranty is already subject to a materiality qualifier, in which case such representation or warranty shall be true and correct in all respects) as though such representations and warranties were again made by Seller on and as of the Closing Date (unless such representation or warranty is made on and as of a specific date, in which case it shall be true and correct in all material respects as of such date);

(b)            Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Seller on or before the Closing;

(c)            No order or injunction of any court or administrative agency of competent jurisdiction, nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits Buyer from acquiring the Assets (or Seller from transferring the Assets) or from Buyer consummating the transaction contemplated hereby; provided that if Buyer is the party invoking this condition, it shall have used all reasonable efforts to have such order or injunction vacated;

(d)            No action, suit or other Proceeding shall be pending which shall have been brought by a Person that is not Buyer or an Affiliate of Buyer to restrain, prohibit or change in any material respect the transactions contemplated under this Agreement, unless due to (i) any action or (ii) any intentional omission, in each case of Buyer or any Affiliate of Buyer to contravene the terms of this Agreement. No action or proceeding shall have been commenced by or against Seller under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors, and no attachment, execution, lien or levy shall have attached to or been issued with respect to Seller’s interest in the Property or any portion thereof;

(e)            Buyer shall have received a Ground Lease Consent with respect to the Golf Course Lease and the Resort Lease; provided that if the condition set forth in this Section 5.2(e) has not been satisfied by the scheduled Closing Date, then each of Seller and Buyer shall have the right to extend the scheduled Closing as provided in Section 14.3 below (in addition to any other adjournment rights Buyer may have hereunder); provided, further, if the Ground Lease Consent for each of the Golf Course Lease and the Resort Lease is not obtained by the scheduled Closing Date (as the same may be adjourned hereunder) and pursuant to the terms of each of the Golf Course Lease and the Resort Lease Ground Lessor’s consent to the transfer of the each such Ground Lease is deemed given, Buyer shall have the right, but not the obligation, upon written notice to Seller, to determine in its sole discretion that the Ground Lessor Consent under this Section 5.2(e) has been obtained and such closing condition has been satisfied (“Buyer’s Deemed Consent Option”);

(f)            Buyer shall have received a Ground Lease Estoppel with respect to the Golf Course Lease and the Resort Lease (it being understood and agreed that the condition contained in this clause (f) shall not be satisfied if (i) the Ground Lease Estoppel discloses the existence of a material default by Seller with respect to either the Golf Course Lease or Resort Lease or (ii) the Ground Lease Estoppel includes any changes or revisions to Sections 1, 2, 3 or 4 of the form Ground Lease Estoppel on Exhibit L attached hereto or to the definition of “Ground Lease” in such form Ground Lease Estoppel); provided that if the condition set forth in this Section 5.2(f) has not been satisfied by the scheduled Closing Date, then each of Seller and Buyer shall have the right to extend the scheduled Closing as provided in Section 14.3 below (in addition to any other adjournment rights Buyer may have hereunder);

(g)            Buyer shall have received all of the documents required to be delivered by Seller under Section 6.2;

(h)            Buyer shall have received the Manager Waiver; provided that if the conditions set forth in this Section 5.2(h) have not been satisfied by the scheduled Closing Date, then each of Seller and Buyer shall have the right to extend the scheduled Closing to the Extended Deadline as provided in Section 14.2(a) below (in addition to any other adjournment rights Buyer may have hereunder);

(i)             As of the Closing, the Title Company shall have issued to Buyer (or to its designee or assignee), or the Title Company shall have irrevocably and unconditionally committed in writing to Buyer to issue at the Closing, the Title Policy; and

(j)             The Water Agreements shall have been validly assigned to Buyer (or Buyer’s designee or assignee), accompanied by the written consent of the City of Phoenix with respect to Water Agreement 75954.

Section 5.3         Waiver of Conditions Precedent. The Closing shall constitute conclusive evidence that Seller and Buyer have respectively waived any conditions which are not satisfied as of the Closing.

ARTICLE VI

CLOSING DELIVERIES

Section 6.1         Buyer Closing Deliveries. Buyer shall deliver the following documents to Escrow Agent on or before the Closing Date:

(a)            an assignment and assumption of Seller’s interest in the Space Leases (the “Assignment of Space Leases”), duly executed by Buyer in substantially the form of Exhibit B hereto;

(b)            an assignment and assumption of the Contracts and Equipment Leases (the “Assignment of Contracts”) duly executed by Buyer in substantially the form of Exhibit C hereto;

(c)            a notice letter to the Tenants at the Property (collectively, the “Tenant Notices”) duly executed by Buyer, in substantially the form of Exhibit D attached hereto;

(d)            an assignment of all warranties, permits, licenses and intangibles with respect to the Property, duly executed by Buyer in the form of Exhibit E attached hereto (the “Assignment of Licenses, Permits, Warranties and General Intangibles”);

(e)            a duly executed officer’s certificate from Buyer certifying that Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(f)            an executed incumbency certificate from Buyer certifying the authority of the officers of Buyer to execute this Agreement and the other documents delivered by Buyer to Seller at the Closing;

(g)            an assignment and assumption of Golf Course Lease (the “Assignment of Golf Course Lease”), duly executed by Buyer in substantially the form of Exhibit F-1 hereto;

(h)            an assignment and assumption of Resort Lease (the “Assignment of Resort Lease”), duly executed by Buyer in substantially the form of Exhibit F-2 hereto;

(i)            subject to Section 14.2, either (i) an assignment and assumption of the Management Agreement (the “Assignment of Management Agreement”), duly executed by Buyer in substantially the form of Exhibit G hereto, or (ii) a Replacement Management Agreement duly executed by Buyer;

(j)            (i) such other assignments, instruments of transfer, and other documents as Seller may reasonably require in order to complete the transactions contemplated hereunder, in each case, duly executed by Buyer (provided the same do not increase in any material respect the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein); and (ii) all other documents and instruments which are required to be delivered and/or executed by Buyer pursuant to the terms of this Agreement;

(k)            an assignment and assumption of Seller’s interest in the Club Membership Arrangements (the “Assignment of Club Membership Arrangements”), duly executed by Buyer in the form of Exhibit K hereto;

(l)            an Affidavit of Property Value with respect to each deed being recorded, duly executed by Buyer (unless Buyer authorized Escrow Agent to sign on Buyer’s behalf and Escrow Agent agrees to do so);

(m)            the exemption certificates identified in Section 5.1(i) of this Agreement;

(n)            a closing statement prepared and approved by Seller and Buyer reflecting the adjustments and prorations contemplated under and in accordance with Article X of the Agreement (the “Closing Statement”) duly executed by Buyer;

(o)            for Water Agreement 75954, a consent to assignment and assumption of contract for sale and use of non-potable/cap water for turf irrigation (the “Assignment of Water Agreement”), duly executed by Buyer in substantially the form of Exhibit S attached hereto;

(p)            an assignment and assumption of all construction contracts and warranties with respect to the Capital Expenditures Work (the “Assignment of Construction Contracts”), duly executed by Buyer in substantially the form of Exhibit T hereto; and

(q)            a memorandum of lease between Buyer and Ground Lessor relating to the Golf Course Lease (the “Memorandum of Golf Course Lease”), duly executed by Buyer in substantially the form of Exhibit U-1 hereto; and

(r)            a memorandum of lease between Buyer and Ground Lessor relating to the Resort Lease (the “Memorandum of Resort Lease”), duly executed by Buyer in substantially the form of Exhibit U-2 hereto.

Section 6.2         Seller Closing Deliveries. Seller shall deliver the following documents to Escrow Agent on or before the Closing Date:

(a)            a special warranty deed with respect to the Fee Land, duly executed by Seller in the form of Exhibit N hereto;

(b)            the Assignment of Space Leases, duly executed by Seller;

(c)            the Assignment of Contracts, duly executed by Seller;

(d)            a bill of sale with respect to the Personal Property located at the Property, duly executed by Seller in the form of Exhibit H hereto;

(e)            the Assignment of Licenses, Permits, Water Permits, Warranties and General Intangibles, duly executed by Seller;

(f)            the Assignment of Golf Course Lease, duly executed by Seller;

(g)            the Assignment of Resort Lease, duly executed by Seller;

(h)            subject to Section 14.2, either (i) the Assignment of Management Agreement, duly executed by Seller, or (ii) a Replacement Management Agreement, duly executed by Manager;

(i)            an Assignment of Club Membership Arrangements, duly executed by Seller;

(j)            the Tenant Notices, duly executed by Seller;

(k)            to the extent received pursuant to Section 14.3, a Ground Lease Consent, duly executed by the Ground Lessor with respect to each of the Golf Course Lease and the Resort Lease (provided that nothing in this subsection (k) is intended to alter the provisions of Section 5.2(e) hereof);

(l)            a duly executed officer’s certificate from Seller certifying that Seller has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(m)            an executed incumbency certificate from Seller certifying the authority of the officers of Seller to execute this Agreement and the other documents delivered by Seller to Buyer at the Closing;

(n)            all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by Seller and Buyer, and duly executed by Seller;

(o)            an affidavit that Seller (or if Seller is a Disregarded Entity for U.S. federal income tax purposes, the owner of Seller for U.S. federal income tax purposes) is not a “foreign person” within the meaning of Section 1445 of the Code, in substantially the form of Exhibit I hereto;

(p)            an Affidavit of Property Value with respect to each deed being recorded, duly executed by Seller;

(q)            a Closing Statement, duly executed by Seller;

(r)            the Title Affidavit, duly executed by Seller;

(s)            resignation letters from any officer or member of the board of the Desert Ridge Association appointed by or on behalf of Seller, in each case, other than members appointed by Manager pursuant to the Management Agreement;

(t)            if received prior to the Closing Date, Tax Clearance Certificate;

(u)            appropriate documentation for the transfer of any vehicles owned by Seller, as reasonably requested by Buyer;

(v)            (i) for Water Agreement 75954, an Assignment of Water Agreement, duly executed by Seller and (ii) to the extent received pursuant to Section 14.4, the written consent of the City of Phoenix with respect to Water Agreement 75954 (provided that nothing in this subsection (v) is intended to alter the provisions of Section 5.2(j) hereof);

(w)            to the extent received pursuant to Section 14.2, the Manager Consent and the Manager Estoppel;

(x)            (i) if Buyer elects to assume the Existing Financing pursuant to Section 2.3(c), the Existing Financing Assumption Documents which Seller is a party to duly executed by Seller and (ii) to the extent received pursuant to Section 2.3(c), the Existing Financing Assumption Documents and the Existing Financing Estoppel duly executed by Lender;

(y)            the Assignment of Construction Contracts, duly executed by Seller;

(z)            a termination of memorandum of lease for the memorandum of lease relating to the Golf Course Lease between Seller and Ground Lessor, duly executed by Seller and Ground Lessor, in substantially the form of Exhibit V-1 hereto;

(aa)         a termination of memorandum of lease for the memorandum of lease relating to the Resort Lease between Seller and Ground Lessor, duly executed by Seller and Ground Lessor, in substantially the form of Exhibit V-2 hereto;

(bb)         the Memorandum of Golf Course Lease and the Memorandum of Resort Lease, duly executed by Ground Lessor; and

(cc)         (i) such other assignments, instruments of transfer, and other documents as Buyer may reasonably require in order to complete the transactions contemplated hereunder, in each case, duly executed by Seller (provided the same do not increase in any material respect the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein); and (ii) all other documents and instruments which are required to be delivered and/or executed by Seller pursuant to the terms of this Agreement.

ARTICLE VII

INSPECTIONs; RELEASE

Section 7.1         General Right of Inspection. (a)  Through the earlier of Closing or the termination of this Agreement in accordance with the terms hereof, Buyer and its agents shall have the right, at reasonable times and upon reasonable prior written notice (which may be by email) to Seller (which shall in any event be at least 24 hours in advance) and at Buyer’s sole cost, risk and expense, to inspect the Property during normal business hours on Business Days, provided, however, that any such inspection shall not unreasonably impede the normal day to day business operation of the Property. Until Closing or the earlier termination of this Agreement, Buyer may also review, to the extent that such items are existing and in Seller’s possession or control, the current books and records concerning the Property, certificates of occupancy, as built plans and specifications, surveys, rent rolls, tax statements, inventory lists, service and maintenance agreements, and other instruments, documents and agreements reasonably requested by Buyer to investigate the Property, excluding proprietary documents and information, documents and information which are subject to confidentiality agreements which do not permit their disclosure to Buyer, and documents and information subject to the attorney client privilege. Except as otherwise provided in Section 7.1(b) below, and notwithstanding the foregoing, Buyer shall not have the right to interview any tenants, hotel guests, licensees, any Ground Lessor, any officer, director or board member of the Desert Ridge Association or other homeowners association or other users or occupants of the Property, or any employees, union representatives or Governmental Authorities with respect to the Property or the Assets, in each case, without the prior written consent of Seller (which may be granted or denied in Seller’s sole discretion). In addition, Buyer shall not have the right to do any invasive testing of the Property without the prior written consent of Seller (which may be granted or denied in Seller’s sole and absolute discretion). A representative of Seller shall be entitled to accompany Buyer and its agents on any such permitted inspections, interviews or testing. Buyer’s right of inspection of the Property shall be subject to the rights of tenants under the Space Leases, the rights of each of the Ground Lessors under the Ground Leases, hotel guests and licensees and the rights of Manager under the Management Agreement. Prior to any such inspection, Buyer shall deliver to Seller certificates reasonably satisfactory to Seller evidencing that Buyer’s consultants and agents carry and maintain such general liability insurance policies with such companies and in such scope and amounts as are acceptable to Seller in its reasonable discretion, in all cases naming Seller, any Seller-Related Persons and any parties required under the terms of the Existing Financing as additional insureds thereunder. Buyer hereby agrees to indemnify, defend and hold harmless Seller and all Seller-Related Persons from and against all Losses arising out of, resulting from or relating to or in connection with or from any such inspection by Buyer or its agents, except to the extent such claim or damage was caused solely by the gross negligence or willful misconduct of Seller or Seller’s agents. At Seller’s request, Buyer will promptly furnish to Seller copies of any environmental or engineering reports (except any portion thereof containing proprietary information regarding Buyer) obtained or procured by Buyer relating to the Property, and copies of reports of any inspections of the Property. The provisions of this Section 7.1 shall survive the Closing or the termination of this Agreement.

(b)            Buyer shall have the right to discuss with representatives of Governmental Authorities, the Ground Lessor, the Existing Lender (following Buyer’s delivery of an Existing Finance Election Notice) and the Desert Ridge Association, the Property, the Existing Financing (subject to the foregoing) and any documents contemplated by this Agreement in connection with the Closing (e.g., the Desert Ridge CCR Estoppel), provided that (i) such discussions relate solely to such documents or the prospects for approval of an expansion of the Property, (ii) Buyer shall have provided reasonable prior telephone or written notice (which may be via email) at least 48 hours in advance unless otherwise agreed to by Seller, and (iii) Seller or an Agent of Seller shall be permitted to be present during any such discussions.

Section 7.2         DISCLAIMER. ANY INFORMATION OR MATERIALS HERETOFORE OR HEREAFTER PROVIDED OR MADE AVAILABLE BY OR ON BEHALF OF SELLER OR ITS AGENTS, CONSULTANTS, AFFILIATES OR REPRESENTATIVES TO BUYER OR ITS AGENTS, CONSULTANTS, AFFILIATES OR REPRESENTATIVES WITH RESPECT TO THE ASSETS, OR THE PAST, PRESENT OR ANTICIPATED FUTURE RESULTS OF THE OPERATION OF THE ASSETS, INCLUDING ANY INFORMATION OR MATERIALS IN THE ASSET FILE, IS SOLELY FOR BUYER’S CONVENIENCE AND NOT WITH THE INTENT OR EXPECTATION THAT BUYER OR ITS AGENTS, CONSULTANTS, AFFILIATES OR REPRESENTATIVES MAY RELY THEREON. SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND, EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT, SELLER AND ITS AFFILIATES MAKE NO (AND EXPRESSLY DISCLAIM ALL) REPRESENTATIONS, WARRANTIES OR ASSURANCES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. BUYER AGREES THAT IT IS SOLELY RESPONSIBLE, THROUGH ITS OWN INVESTIGATIONS, INQUIRIES AND DUE DILIGENCE, FOR TESTING OR CONFIRMING THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION AND MATERIALS AND FOR DISCOVERING OR CONFIRMING FOR ITSELF ALL FACTS OR OTHER INFORMATION REGARDING THE ASSETS AND OPERATIONS THEREOF AS BUYER MAY DEEM RELEVANT PRIOR TO EXECUTING THIS AGREEMENT. NEITHER SELLER NOR ANY SELLER-RELATED PERSONS SHALL BE LIABLE FOR ANY MISTAKES, OMISSIONS OR INCORRECT OR INCOMPLETE STATEMENTS, DATA OR FIGURES IN ANY SUCH INFORMATION OR MATERIALS OR FOR ANY FAILURE TO INVESTIGATE TO ASCERTAIN THE VERACITY, ACCURACY OR COMPLETENESS OF ANY SUCH INFORMATION OR MATERIALS OR THE CONDITION OR RESULTS OF OPERATION OF THE ASSETS. NEITHER SELLER NOR ANY SELLER-RELATED PERSONS SHALL BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS OR OTHER INFORMATION PERTAINING TO THE ASSETS OR THE OPERATION THEREOF FURNISHED BY SELLER OR ON BEHALF OF SELLER BY ANY SELLER-RELATED PERSONS OR ANY OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF EXCEPT, IN EACH CASE, AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS.

Section 7.3         EXAMINATION; NO CONTINGENCIES.

(a)            IN ENTERING INTO THIS AGREEMENT, BUYER HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY WRITTEN OR ORAL REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLER, OR ANY AFFILIATE OF SELLER, OR ANY OFFICER, DIRECTOR, AGENT, EMPLOYEE, OR OTHER REPRESENTATIVE OF ANY OF THE FOREGOING OR BY ANY BROKER OR ANY OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER WITH RESPECT TO THE ASSETS, THE CONDITION OF THE ASSETS, THE RESULTS OF THE OPERATION OF THE ASSETS, OR ANY OTHER MATTER AFFECTING OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS. BUYER’S OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO ANY CONTINGENCIES, DILIGENCE OR CONDITIONS EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE ASSETS OR THE CONDITION OF THE ASSETS. BUYER AGREES THAT, EXCEPT AS MAY BE EXPRESSLY STATED IN THIS AGREEMENT OR ANY OF THE CLOSING DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING, THE ASSETS WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) BUYER AT THE CLOSING IN THEIR THEN-EXISTING CONDITION, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW OR STATUTE, INCLUDING, WITHOUT LIMITATION, (I) ANY AND ALL STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES RELATED TO THE SUITABILITY FOR HABITATION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, (II) ANY STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND, OR (III) ANY OTHER STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES BY SELLER WHATSOEVER. BUYER ACKNOWLEDGES THAT BUYER HAS KNOWLEDGE AND EXPERTISE IN FINANCIAL, REAL ESTATE AND BUSINESS MATTERS THAT ENABLE BUYER TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(b)            FOR PURPOSES OF THIS AGREEMENT, THE TERM “CONDITION OF THE ASSETS” INCLUDES, WITHOUT LIMITATION, THE FOLLOWING MATTERS:

(i)            PHYSICAL CONDITION OF THE PROPERTY. THE QUALITY, NATURE AND ADEQUACY OF THE PHYSICAL CONDITION OF THE ASSETS INCLUDING, WITHOUT LIMITATION, THE QUALITY OF THE DESIGN, LABOR AND MATERIALS USED TO CONSTRUCT THE IMPROVEMENTS INCLUDED IN THE PROPERTY; THE CONDITION OF THE IMPROVEMENTS, INCLUDING THE STRUCTURAL ELEMENTS, FOUNDATIONS, ROOFS, GLASS, MECHANICAL, PLUMBING, ELECTRICAL, HVAC, SEWAGE, AND UTILITY COMPONENTS AND SYSTEMS; THE CAPACITY OR AVAILABILITY OF SEWER, WATER, OR OTHER UTILITIES; THE GEOLOGY, FLORA, FAUNA, SOILS, SUBSURFACE CONDITIONS, GROUNDWATER, LANDSCAPING, AND IRRIGATION OF OR WITH RESPECT TO THE PROPERTY, THE LOCATION OF THE PROPERTY IN OR NEAR ANY SPECIAL TAXING DISTRICT, FLOOD HAZARD ZONE, WETLANDS AREA, PROTECTED HABITAT, GEOLOGICAL FAULT OR SUBSIDENCE ZONE, HAZARDOUS WASTE DISPOSAL OR CLEAN-UP SITE, OR OTHER SPECIAL AREA, THE EXISTENCE, LOCATION, OR CONDITION OF INGRESS, EGRESS, ACCESS, AND PARKING; THE CONDITION OF THE PERSONAL PROPERTY AND ANY FIXTURES; AND THE ENVIRONMENTAL STATE OR CONDITION OF THE PROPERTY, INCLUDING THE ACTUAL OR POSSIBLE PRESENCE IN, ON, UNDER OR NEAR THE PROPERTY, OR THE TRANSPORTATION TO OR FROM THE PROPERTY, OF ANY HAZARDOUS MATERIALS, OR OTHER HAZARDOUS, DANGEROUS, OR TOXIC SUBSTANCES, MATERIALS OR WASTE. “HAZARDOUS MATERIALS” MEANS (A) THOSE SUBSTANCES INCLUDED WITHIN THE DEFINITIONS OF ANY ONE OR MORE OF THE TERMS “HAZARDOUS SUBSTANCES,” “TOXIC POLLUTANTS”, “HAZARDOUS MATERIALS”, “TOXIC SUBSTANCES”, AND “HAZARDOUS WASTE” IN THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, 42 U.S.C. § 9601 ET SEQ. (AS AMENDED), THE HAZARDOUS MATERIALS TRANSPORTATION ACT, AS AMENDED, 49 U.S.C. SECTIONS 1801 ET SEQ., THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 AS AMENDED, 42 U.S.C. SECTION 6901 ET SEQ., SECTION 311 OF THE CLEAN WATER ACT, 15 U.S.C. § 2601 ET SEQ., 33 U.S.C. § 1251 ET SEQ., 42 U.S.C. 7401 ET SEQ., AND THE REGULATIONS AND PUBLICATIONS ISSUED UNDER ANY SUCH LAWS, (B) PETROLEUM, RADON GAS, LEAD BASED PAINT, ASBESTOS OR ASBESTOS CONTAINING MATERIAL AND POLYCHLORINATED BIPHENYLS, (C) MOLD OR CONDITIONS AT THE PROPERTY THAT MAY PRESENT A RISK OF MOLD OR (D) OTHER SUBSTANCES, WASTES OR MATERIALS LISTED OR DEFINED BY ANY STATE OR LOCAL STATUTES, REGULATIONS AND ORDINANCES PERTAINING TO THE PROTECTION OF HUMAN HEALTH AND THE ENVIRONMENT.

(ii)            ADEQUACY OF THE ASSETS. THE ECONOMIC FEASIBILITY, CASH FLOW AND EXPENSES OF THE PROPERTY AND OTHER ASSETS, AND THE HABITABILITY, MERCHANTABILITY, FITNESS, SUITABILITY AND ADEQUACY OF THE PROPERTY AND OTHER ASSETS FOR ANY PARTICULAR USE OR PURPOSE.

(iii)            LEGAL COMPLIANCE OF THE ASSET. THE COMPLIANCE OR NON-COMPLIANCE OF SELLER, THE PROPERTY, THE OTHER ASSETS OR THE OPERATION OF ANY PART THEREOF IN ACCORDANCE WITH (I) APPLICABLE LAWS, INCLUDING, BUT NOT LIMITED TO, ALL CODES, LAWS, ORDINANCES, REGULATIONS, AGREEMENTS, LICENSES, PERMITS, APPROVALS AND APPLICATIONS OF OR WITH ANY GOVERNMENTAL AUTHORITIES RELATING TO ZONING, BUILDING, PUBLIC WORKS, PARKING, FIRE AND POLICE ACCESS, ACCESS OR ACCESSIBILITY BY PERSONS WITH DISABILITIES, FIRE OR LIFE SAFETY, SUBDIVISION AND SUBDIVISION SALES, AND HAZARDOUS MATERIALS, DANGEROUS, AND TOXIC SUBSTANCES, MATERIALS, CONDITIONS OR WASTE, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE ASSETS THAT WOULD CAUSE STATE OR FEDERAL AGENCIES TO ORDER A CLEAN UP OF THE ASSETS UNDER ANY APPLICABLE LEGAL REQUIREMENTS AND (II) ALL AGREEMENTS, COVENANTS, CONDITIONS, RESTRICTIONS (PUBLIC OR PRIVATE), CONDOMINIUM PLANS, DEVELOPMENT AGREEMENTS, SITE PLANS, BUILDING PERMITS, BUILDING RULES, AND OTHER INSTRUMENTS AND DOCUMENTS GOVERNING OR AFFECTING THE USE, MANAGEMENT, AND OPERATION OF THE ASSETS.

(iv)            MATTERS DISCLOSED IN THE SCHEDULES AND THE ASSET FILE. THOSE MATTERS REFERRED TO IN THIS AGREEMENT AND THE DOCUMENTS LISTED ON THE SCHEDULES ATTACHED HERETO AND THE MATTERS DISCLOSED IN THE ASSET FILE.

(v)            INSURANCE. THE AVAILABILITY, COST, TERMS AND COVERAGE OF LIABILITY, HAZARD, COMPREHENSIVE AND ANY OTHER INSURANCE OF OR WITH RESPECT TO THE ASSETS OR ANY PORTION THEREOF.

(vi)            CONDITION OF TITLE. SUBJECT TO SECTION 8.3, THE CONDITION OF TITLE TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE VESTING OF TITLE, THE LEGAL DESCRIPTION OF THE LAND, TITLE DEFECTS, LIENS, ENCUMBRANCES, BOUNDARIES, ENCROACHMENTS, MINERAL RIGHTS, OPTIONS, EASEMENTS, ACCESS AND OTHER MATTERS AFFECTING TITLE; THE EXISTENCE OR ABSENCE OF VIOLATIONS OF RESTRICTIVE COVENANTS, ZONING ORDINANCES, SETBACK LINES, OR DEVELOPMENT AGREEMENTS; THE AVAILABILITY, COST, AND COVERAGE OF TITLE INSURANCE; LEASES, RENTAL AGREEMENTS, OCCUPANCY AGREEMENTS, AND RIGHTS OF PARTIES IN POSSESSION OF, USING, OR OCCUPYING THE PROPERTY.

Section 7.4         RELEASE.

(a)            BUYER HEREBY AGREES THAT SELLER, AND EACH OF SELLER’S PARTNERS, MEMBERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, PROPERTY MANAGERS, ASSET MANAGERS, AGENTS, ATTORNEYS, AFFILIATES AND RELATED ENTITIES, HEIRS, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE “RELEASEES”) SHALL BE, AND ARE HEREBY, FULLY AND FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL LIABILITIES, LOSSES, CLAIMS (INCLUDING THIRD PARTY CLAIMS), DEMANDS, DAMAGES (OF ANY NATURE WHATSOEVER), CAUSES OF ACTION, COSTS, PENALTIES, FINES, JUDGMENTS, ATTORNEYS’ FEES, CONSULTANTS’ FEES AND COSTS AND EXPERTS’ FEES (COLLECTIVELY, THE “CLAIMS”) WITH RESPECT TO ANY AND ALL CLAIMS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE ASSETS OR THE PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, THE PHYSICAL, ENVIRONMENTAL AND STRUCTURAL CONDITION OF THE ASSETS OR THE PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR MATTER (REGARDLESS OF WHEN IT FIRST APPEARED) RELATING TO OR ARISING FROM (A) THE PRESENCE OF ANY ENVIRONMENTAL PROBLEMS, OR THE USE, PRESENCE, STORAGE, RELEASE, DISCHARGE, OR MIGRATION OF HAZARDOUS MATERIALS ON, IN, UNDER OR AROUND THE PROPERTY REGARDLESS OF WHEN SUCH HAZARDOUS MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTY, (B) ANY PATENT OR LATENT DEFECTS OR DEFICIENCIES WITH RESPECT TO THE ASSETS, (C) ANY AND ALL MATTERS RELATED TO THE ASSETS OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, THE CONDITION AND/OR OPERATION OF THE ASSETS AND EACH PART THEREOF, (D) ANY AND ALL MATTERS RELATED TO THE CURRENT OR FUTURE ZONING OR USE OF THE PROPERTY, AND (E) THE PRESENCE, RELEASE AND/OR REMEDIATION OF ASBESTOS AND ASBESTOS CONTAINING MATERIALS IN, ON OR ABOUT THE PROPERTY REGARDLESS OF WHEN SUCH ASBESTOS AND ASBESTOS CONTAINING MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL RELEASEES BE RELEASED FROM ANY CLAIMS ARISING OUT OF ANY BREACH BY THEM OF ANY REPRESENTATIONS, WARRANTIES OR COVENANTS EXPRESSLY MADE BY THEM IN THIS AGREEMENT OR ANY CLOSING DOCUMENTS. BUYER HEREBY WAIVES AND AGREES NOT TO COMMENCE ANY ACTION, LEGAL PROCEEDING, CAUSE OF ACTION OR SUITS IN LAW OR EQUITY, OF WHATEVER KIND OR NATURE, INCLUDING, BUT NOT LIMITED TO, A PRIVATE RIGHT OF ACTION UNDER THE FEDERAL SUPERFUND LAWS, 42 U.S.C. SECTIONS 9601 ET SEQ. AND SIMILAR STATE ENVIRONMENTAL LAWS (AS SUCH LAWS AND STATUTES MAY BE AMENDED, SUPPLEMENTED OR REPLACED FROM TIME TO TIME), DIRECTLY OR INDIRECTLY, AGAINST THE RELEASEES OR THEIR AGENTS IN CONNECTION WITH CLAIMS OF THE KIND DESCRIBED ABOVE, SUBJECT TO THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE.

(b)            IN THIS CONNECTION AND TO THE GREATEST EXTENT PERMITTED BY LAW, BUYER HEREBY AGREES THAT BUYER REALIZES, ACKNOWLEDGES AND ACCEPTS THAT FACTUAL MATTERS NOT KNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGE, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND BUYER FURTHER AGREES THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT BUYER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER FROM ANY SUCH UNKNOWN CLAIMS, DEBTS, AND CONTROVERSIES WHICH MIGHT IN ANY WAY BE CONSIDERED TO BE A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO SELLER BY BUYER IN EXCHANGE FOR SELLER’S PERFORMANCE HEREUNDER.

(c)            THE PROVISIONS OF THIS SECTION 7.4 SHALL SURVIVE THE CLOSING AND SHALL NOT BE DEEMED MERGED INTO ANY INSTRUMENT OR CONVEYANCE DELIVERED AT THE CLOSING.

ARTICLE VIII

TITLE AND PERMITTED EXCEPTIONS

Section 8.1         Permitted Exceptions. The Property shall be sold and conveyed to Buyer or Buyer’s designee or permitted assignee, and Buyer agrees to purchase Seller’s interest in the Property in accordance with this Agreement, subject only to the Permitted Exceptions.

Section 8.2         Title Commitment; Surveys. All title exceptions and matters set forth in the Title Commitment and on the Survey which are Permitted Exceptions are hereby approved by Buyer. Buyer is solely responsible for obtaining any updated title commitments, surveys, or any other title related matters Buyer desires with respect to the Property.

Section 8.3         Certain Exceptions to Title; Inability to Convey.

(a)            In the event Seller is unable to convey its interest to the Property subject only to the Permitted Exceptions (through no breach, default or fault of Seller), Buyer may elect, as its sole and exclusive remedy therefore, to either (x) subject to Seller’s rights under the immediately succeeding sentence, terminate this Agreement by giving written notice to Seller and Escrow Agent, in which event the Earnest Money shall be returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement, (y) request that Title Company insure over any matter that is not a Permitted Exception in a manner reasonably acceptable to Buyer, and if Buyer so elects to have such matter insured over in accordance with the following sentence, Seller shall be responsible for paying the cost of such title endorsement, or (z) waive in writing such title objections, in which event such title objections shall be deemed additional Permitted Exceptions and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. Seller may elect (but shall not be obligated) to remove or cause to be removed, or insured over (in a manner reasonably acceptable to Buyer), at its expense any title matters which are not Permitted Exceptions, and shall be entitled to a reasonable adjournment of the Closing (not to exceed forty-five (45) days) for the purpose of such removal, which removal will be deemed effected by the issuance of title insurance eliminating or insuring against the effect of such title matter. In no event shall Buyer be obligated to pay or deposit any Additional Earnest Money as a result of any adjournment of the Closing requested or required by Seller. Notwithstanding anything in this Agreement to the contrary, Seller shall be obligated at Closing to cause the release or discharge of (i) any Voluntary Encumbrance created by Seller (or filed of record by Seller) on or after the Effective Date (each, a “Post-Effective Date Voluntary Encumbrance”), and any monetary judgment against Seller filed against the Property, (ii) the deed(s) of trust related to the Existing Financing (unless the documents evidencing or securing the Existing Financing will be assumed by Buyer at Closing pursuant to the Existing Financing Assumption Documents) or any other deed of trust, mortgage or security agreement incurred by Seller which secures indebtedness that encumbers the Property (excluding Equipment Leases), and (iii) any Lien encumbering the Property that is not a Permitted Exception and may be removed by the payment of a sum of money including, without limitation, mechanic’s liens (each, a “Post-Effective Date Monetary Encumbrance”), provided, Seller shall not be obligated to spend more than $1,500,000 in the aggregate with respect to any Post-Effective Date Monetary Encumbrances (the “Monetary Encumbrance Cap”), and provided, further that if a Post-Effective Date Voluntary Encumbrance or Post-Effective Date Monetary Encumbrance is omitted from the Title Policy (or is otherwise insured over by the Title Company in a manner reasonably acceptable to Buyer) then Seller shall be deemed to have satisfied the provisions of this sentence and caused the release of such Post-Effective Date Voluntary Encumbrance or Post-Effective Date Monetary Encumbrance; it being acknowledged and agreed that (x) Buyer shall have no obligation to consummate the Closing hereunder if the Post-Effective Date Monetary Encumbrances are in excess of $1,500,000.00 and Seller fails to cure, remove or cause the Title Company to insure over the same (in a manner reasonably acceptable to Buyer) and (y) if the Post-Effective Date Monetary Encumbrances are in excess of $1,500,000.00 and Seller fails to cure, remove or cause the Title Company to insure over the same, Buyer shall have the right, but not the obligation, to elect to consummate the Closing hereunder and receive a credit at the Closing in an amount not to exceed $1,500,000.00, provided that Buyer shall thereafter be responsible and shall assume all liability for any such Pos-Effective Date Monetary Encumbrance (and Seller shall have no further obligation or liability with respect thereto). The parties acknowledge and agree that Seller shall have the right to apply or cause Escrow Agent to apply all or any portion of the Purchase Price to cause the release of any Post-Effective Date Voluntary Encumbrance, or any lien securing the Existing Mortgage. Nothing contained herein shall release Seller from its obligations set forth in Sections 3.4(k) and 3.4(q) of this Agreement or impair, waive or limit Buyer’s rights and remedies in the event of a breach by Seller thereof.

(b)            Except as expressly set forth in subsection 8.3(a) and in Section 3.4(k) of this Agreement, nothing contained in this Agreement shall be deemed to require Seller to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall Buyer have any right of action against Seller, at law or in equity, for Seller’s inability to convey its interest in the Property subject only to the Permitted Exceptions.

(c)            Buyer agrees to purchase Seller’s interest in the Property subject to any and all Violations, or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Property. Seller shall have no duty to remove or comply with or repair any condition, matter or thing whether or not noted, which, if noted, would result in a Violation being placed on the Property. Seller shall have no duty to remove or comply with or repair any of the aforementioned Violations (and shall have no duty to remove or close any open or expired building permits) or other conditions, and Buyer shall accept the Property subject to all such Violations, the existence of any conditions at the Property which would give rise to such Violations, if any, and any claims of Governmental Authorities arising from the existence of such Violations, in each case without any abatement of or credit against the Purchase Price.

Section 8.4         Cooperation. To the extent requested by the Title Company, Buyer and Seller, as applicable, shall deliver to the Title Company (a) evidence sufficient to establish (x) the legal existence of Buyer and Seller and (y) the authority of the respective signatories of Seller and Buyer to bind Seller and Buyer, as the case may be, (b) a certificate of good standing of Seller issued by the State of Delaware, (c) a certificate of good standing of Seller issued by the State of Arizona, and (d) an affidavit of Seller in the form attached hereto as Exhibit J (the “Title Affidavit”).

ARTICLE IX

TRANSACTION COSTS; RISK OF LOSS

Section 9.1         Transaction Costs.

(a)            In addition to their respective apportionment obligations under Article X hereunder, (i) Seller and Buyer shall each be responsible for (A) the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the transactions contemplated by this Agreement, and (B) one-half of the fees and expenses of the Escrow Agent, (ii) Seller shall be responsible for the payment at Closing (A) of the cost of the premium for the Title Policy (other than the cost of any endorsements or extended coverage associated therewith, except that Seller shall pay the costs of any endorsements issued by Title Company in order to insure over any matter for which Seller is responsible under this Agreement) and (B) all costs and amounts due and payable in connection with the payoff of the Existing Financing in the event Buyer elects not to assume the Existing Financing at the Closing in accordance with the terms of Section 2.3(c) (including, without limitation, all prepayment premiums, defeasance costs and Existing Lender costs and expenses), and (iii) Buyer shall be responsible for all costs and expenses associated with (A) Buyer’s due diligence, (B) recording the Assignment of Golf Course Lease and the Assignment of Resort Lease, (C) Buyer’s financing, including all assumption costs as contemplated by Section 2.3(c), and (D) all costs of any endorsements or extended coverage associated with the Title Policy, except as otherwise provided for in this Agreement. Any other closing costs not specifically allocated by this Agreement shall be allocated in accordance with closing customs for similar property located in the same metropolitan area as the Property.

(b)            Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all claims, losses, damages, costs, charges, liabilities and expenses (including court costs and reasonable attorneys’ fees and expenses) which such other party may sustain or incur as a result of the failure of the indemnifying party to timely pay any of the aforementioned taxes, fees or other charges for which it has assumed responsibility under this Section 9.1. The provisions of this Section 9.1 shall survive the Closing or the termination of this Agreement.

Section 9.2         Risk of Loss.

(a)            If, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding (or upon Seller receiving written notice of such condemnation or eminent domain proceeding), Seller shall promptly notify Buyer and, at Closing, Seller will credit against the Purchase Price payable by Buyer at the Closing an amount equal to the proceeds (other than on account of business or rental interruption relating to the period prior to Closing), if any, actually received by Seller as a result of such casualty or condemnation, less Seller’s reasonable costs incurred in making a claim for such insurance proceeds, together with a credit for any deductible under such insurance in the case of a casualty, less any reasonable amounts spent to restore the Property. If as of the Closing Date, Seller has not received any such insurance or condemnation proceeds, then the parties shall nevertheless consummate the conveyance of the Assets on the Closing Date (without any credit for such insurance or condemnation proceeds) and Seller will at Closing assign to Buyer (and Seller shall use commercially reasonable efforts to obtain any required consents for such assignment) all rights of Seller, if any, to the insurance or condemnation proceeds (other than on account of business or rental interruption relating to the period prior to Closing) and to all other rights or claims arising out of or in connection with such casualty or condemnation.

(b)            Notwithstanding the provisions of Section 9.2(a), if, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by a Material Casualty or (ii) taken as a result of a Material Condemnation (or upon Seller receiving written notice of such condemnation or eminent domain proceeding), Buyer shall have the right, exercised by written notice to Seller delivered no later than ten (10) days after Buyer has received notice of such Material Casualty or Material Condemnation, to terminate this Agreement, in which event the Earnest Money shall be refunded to Buyer and neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. If Buyer fails to timely terminate this Agreement in accordance with this Section 9.2(b), the provisions of Section 9.2(a) shall apply. As used in this Section 9.2(b), a “Material Casualty” shall mean any damage to the Property or any portion thereof by fire or other casualty that is expected to cost in excess of six percent (6%) of the Purchase Price to repair. As used in this Section 9.2(b), a “Material Condemnation” shall mean a taking of the Property or any material portion thereof, or a taking that permanently and materially impairs the current use of, or access to, the Property or any material portion thereof.

ARTICLE X

ADJUSTMENTS

Unless otherwise provided below, the following items below (and all other applicable revenues and expenses) are to be adjusted and prorated between Seller and Buyer, as of 11:59 P.M. (Eastern Daylight Time) on the day preceding the Closing (the “Cut-Off Time”), based upon a 365 day year, with Buyer being deemed to be the owner of the Assets during the entire day of the Closing Date and being entitled to receive all operating income of the Assets, and being obligated to pay all operating expenses of the Assets, with respect to the Closing Date, and the net amount thereof under Section 10.1 shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Buyer’s favor) the Purchase Price payable at Closing. Representatives of Seller and Buyer shall make such inventories, examinations and audits of the books and records relating to the Property, as may be necessary to make the adjustments and prorations required under this Agreement. Not less than three (3) Business Days prior to Closing, Seller shall prepare and deliver to Buyer a closing statement and accompanying documentation (the “Preliminary Closing Statement”) based upon such preliminary inventories, examinations and audits. The Preliminary Closing Statement shall show the net amount due to Seller or Buyer as the result of all such adjustments and prorations, and that net amount will be added to, or deducted from, the Purchase Price, as applicable.

Section 10.1         Fixed Rents and Additional Rents.

(a)            Fixed rents (collectively, “Fixed Rents”) and Additional Rents (as hereinafter defined; Fixed Rents and Additional Rents being together referred to herein as “Rents”) paid or payable by tenants under the Space Leases in connection with their occupancy of the Property shall be adjusted and prorated on an if, as and when collected basis. Any Rents collected by Buyer or Seller after the Closing from any tenant who owes Rents for periods prior to the Closing, shall be applied (i) first, in payment of Rents owed by such tenant for the month in which the Closing occurs, (ii) second, in payment of current Rents at the time of receipt, (iii) third, to delinquent Rents, if any, which became due after the Closing, and (iv) fourth, to delinquent Rents, if any, which became due prior to the Closing. Each such amount, less any costs of collection (including reasonable counsel fees) reasonably allocable thereto, shall be adjusted and prorated as provided above, and the party who receives such amount shall promptly pay over to the other party the portion thereof to which it is so entitled. For the purposes of this provision, the term “Additional Rent” shall mean amounts payable under any Space Lease for (i) percentage rent, (ii) so called “escalation rent” or additional rent based upon increases in real estate taxes or operating expenses or labor costs or cost of living or porter’s wages or otherwise and (iii) any general excise taxes collected from the tenants. As to any Additional Rent in respect of an accounting period that shall have expired prior to the Closing but which is payable and paid to Buyer after the Closing, Buyer shall pay the paid amount over to Seller upon Buyer’s receipt thereof.

(b)            Buyer shall bill tenants who owe Rents for periods prior to the Closing on a monthly basis following the Closing for a period of twelve (12) months after the Closing, but shall not be obligated to take any action to collect any such amounts. Notwithstanding the foregoing, if Buyer shall be unable to collect such past due Rents, Seller shall have the right to pursue such tenant to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits, but Seller shall not take any action to evict any such tenant or terminate any such Space Lease). Seller shall furnish to Buyer all information relating to the period prior to the Closing that is reasonably necessary for the billing of such Rent and Buyer will deliver to Seller, concurrently with the delivery to tenants, copies of all statements relating to Rent for a period prior to the Closing. Buyer shall bill tenants for Rents for accounting periods prior to the Closing in accordance with and on the basis of such information furnished by Seller. The obligations of Buyer under this Section 10.1(b) shall survive Closing.

(c)            To the extent that any portion of Additional Rent is required to be paid monthly by tenants on account of estimated amounts for any calendar year (or, if applicable, any lease year or tax year or any other applicable accounting period), and at the end of such calendar year (or lease year, tax year or other applicable accounting period, as the case may be), such estimated amounts are to be recalculated based upon the actual expenses, taxes and other relevant factors for that calendar (lease or tax) year or other applicable accounting period, with the appropriate adjustments being made with such tenants, then such portion of the Additional Rent shall be prorated between Seller and Buyer at the Closing based on such estimated payments actually paid by tenants (i.e., with Seller entitled to retain all monthly or other periodic installments of such amounts paid by tenants with respect to periods prior to the calendar month or other applicable installment period in which the Closing occurs (on a pro-rata basis for any partial months), Seller to pay to Buyer at the Closing all monthly or other periodic installments of such amounts theretofore received by Seller with respect to periods following the calendar month or other applicable installment period in which the Closing occurs and Seller and Buyer to apportion as of the Closing all monthly or other periodic installments of such amounts paid by tenants with respect to the calendar month or other applicable installment period in which the Closing occurs). At the time(s) of final calculation and collection from (or refund to) each tenant of the amounts in reconciliation of actual Additional Rent for a period for which estimated amounts paid by such tenant have been prorated, there shall be a re proration between Seller and Buyer. If, with respect to any tenant, the recalculated Additional Rent exceeds the estimated amount paid by such tenant, upon collection from the tenant, such excess shall be apportioned between Seller and Buyer as of the Closing in accordance with paragraph (a), (b) and (c) of this Section 10.1. If, with respect to any tenant, the recalculated Additional Rent is less than the estimated amount paid by such tenant, such shortfall shall be apportioned between Seller and Buyer as of the Closing, with Seller paying to Buyer the portion of such shortfall so allocable to Seller.

(d)            Notwithstanding anything to the contrary herein, the outstanding rent credits listed on Schedule 10.1(d) attached hereto (the “Outstanding Rent Credits”) shall not be prorated hereunder and Seller shall be entitled to receive and/or retain entire amount of the Outstanding Rent Credits (including those received following the Closing). Buyer shall promptly notify Seller of, and promptly pay to Seller, any Outstanding Rent Credits received by Buyer following the Closing.

(e)            Until such time as all amounts required to be paid to Seller by Buyer pursuant to this Section 10.1 shall have been paid in full, Buyer shall furnish to Seller, upon Seller’s request, a reporting of rents which have been collected by Buyer after the Closing with respect to Space Leases with delinquent Rents as of the Closing. Seller shall also have the right from time to time following the Closing, upon reasonable prior notice to Buyer and during ordinary business hours, to review Buyer’s rental records with respect to such Space Leases.

Section 10.2         Taxes and Assessments.

(a)            Real estate (ad valorem and any government property lease excise tax) and personal property taxes, including any taxes payable in arrears, shall be adjusted and prorated based on the periods of ownership by Seller and Buyer. If real property tax and assessment figures for the taxes or assessments to be apportioned between Buyer and Seller pursuant to this Section 10.2 are not available as of the Closing, real property taxes and assessments shall be prorated based on the most recent assessment, subject to further and final adjustment by Seller and Buyer outside of escrow when the tax rate and/or assessed valuation for such taxes and assessments for the Property is fixed. In the event that the Property or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in installments, Seller shall, at the Closing, be responsible for any installments (or portions thereof) attributable to any period prior to the Closing and Buyer shall be responsible for any installments (or portions thereof) attributable to any period on or after the Closing. The provisions of this Section 10.2(a) shall survive the Closing for a period not less than the applicable statute of limitations for the applicable taxes.

(b)            With respect to any special assessments that are not payable in installments, Sellers shall pay any such special assessments related to any improvement which has been Completed (as defined below) prior to Closing, and Buyer shall pay any such special assessments related to any improvement which has not been Completed prior to Closing. For purposes of this paragraph, the term “Completed” shall mean, with respect to any public improvement by a governmental authority, that: (1) a lien for special assessments related to such improvement has been imposed or certified by the governmental authority; or (2) a lien for such special assessments is still pending, but the improvement has been substantially completed prior to Closing. Notwithstanding the foregoing, with respect to special assessments that are Completed prior to Closing but are payable in installments: (a) Sellers shall pay any such installments attributable to the period of time before Closing; (b) Buyer shall pay any such installments attributable to the period of time after Closing; and (c) any such installments which are attributable to a period of time that commences before Closing and ends after Closing shall be prorated at Closing, based upon the maximum discount allowed by law. The provisions of this Section 10.2(b) shall survive the Closing for a period not less than the applicable statute of limitations for the applicable assessments.

(c)            Buyer shall be responsible for remitting payment of any assessments and fees due and payable after the Cut-Off Time to the applicable payee irrespective of whether Seller or Buyer is responsible for the same pursuant to this Section 10.2. In no event shall Seller be charged with or be responsible for any increase in the taxes, fees or assessments on the Assets resulting from the sale of the Assets contemplated by this Agreement, any change in use of the Assets or Property on or after the Closing Date, or any improvements made or leases entered into on or after the Closing Date.

Section 10.3         Utilities. With respect to electricity, telephone, television, gas, fuel, water and sewer services which are metered, trash removal and other utilities, Seller shall use reasonable efforts to (a) have the respective companies providing such utilities read the meters on or immediately prior to the Cut-Off Time and (b) obtain a confirmation from the utility companies as to the balance of any deposits with respect to any such utilities. Seller shall be responsible for all charges incurred prior to the Cut-Off Time based on such final meter readings and Buyer shall be responsible for all charges thereafter. To the extent such meters are not read at the Property and final bills rendered as of the Cut-Off Time, such charges with respect to the Property shall be prorated effective as of the Cut-Off Time utilizing an estimate of such charges reasonably determined by Seller based on prior utility bills, and any deposits or credits with respect to the foregoing services will be credited to Seller. Upon the taking of a subsequent actual reading, such apportionment shall be adjusted to reflect the actual rate for the billing period in which the Closing Date occurs, and Seller, or Buyer, as the case may be, shall promptly deliver to the other the amount determined to be due upon such adjustment.

Section 10.4         Contracts, Equipment Leases and Licenses and Permits. Subject to Section 3.4(m), charges and payments under all Contracts and Equipment Leases shall be prorated as of the Cut-Off Time between Seller and Buyer, with Seller being credited for amounts prepaid, and Buyer being credited for amounts accrued and unpaid. Seller shall receive a credit for all deposits made by Seller under the Contracts and Equipment Leases (together with any interest thereon) which are transferred to Buyer or remain on deposit for the benefit of Buyer. All amounts prepaid, accrued or due and payable under any Licenses and Permits (other than utilities which are separately prorated under Section 10.3) transferred to Buyer shall be prorated as of the Cut-Off Time between Seller and Buyer. Seller shall receive a credit for all unapplied deposits made by Seller under the Licenses and Permits which are transferred to Buyer or which remain on deposit for the benefit of Buyer.

Section 10.5         Miscellaneous Revenues. Revenues, if any, arising out of vending machines, parking, or other income-producing agreements shall be prorated between Seller and Buyer as of the Cut-Off Time.

Section 10.6         Security Deposits. Buyer shall receive a credit equal to the actual amounts of the security deposits under the Space Leases which are being held by Seller in cash to the extent such amounts are not assigned or transferred to Buyer at Closing. To the extent that a tenant under a Space Lease has provided a letter of credit or other non-cash security deposit, Seller shall cooperate with such tenant and Buyer to transfer such non-cash security deposit to Buyer at Buyer’s sole cost and expense.

Section 10.7         Leasing Costs. Seller shall be responsible for all Leasing Costs relating to Space Leases or renewals, amendments, expansions and extensions of Space Leases, entered into or which first become binding, prior to the Effective Date (the “Seller’s Leasing Costs”). Buyer shall be responsible for all Leasing Costs other than Seller’s Leasing Costs, and shall assume the economic effect of any “free rent” or other concessions pertaining to the period from and after the Closing Date. Notwithstanding anything in this Section 10.7 to the contrary, Buyer shall be responsible for all Leasing Costs relating to renewals, amendments, expansions and extensions of Space Leases, in each case to the extent such Leasing Costs relate to renewal, expansion or extension rights of tenants under such Space Leases that are exercised or amendments that are entered into, after the Effective Date. To the extent Seller’s Leasing Costs have not been fully paid as of the Closing Date, Buyer shall receive a credit at the Closing against the Purchase Price in the amount of the balance of Seller’s Leasing Costs remaining to be paid and Buyer shall assume all obligations of Seller to pay the balance of Seller’s Leasing Costs as to which Buyer shall have received such credit and to perform the obligations associated with the same. The obligations of Buyer under this Section 10.7 shall survive the Closing.

Section 10.8         Accounts Receivable.

(a)            Guest Ledger. All revenues received or to be received from transient guests on account of room rents, facilities occupied and the use of the premises (including without limitation parking areas, mini-bar sales, phone and other communication charges and the like) for the period ending on or prior to the Cut-Off Time shall belong to Seller. At Closing, Seller shall receive a credit in an amount equal to: (a) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (b) one half (½) of all amounts charged to the Guest Ledger for the room night which includes the Cut-Off Time. For the period beginning on the day immediately following the Cut-Off Time, such revenues collected from the Guest Ledger shall belong to Buyer and Buyer shall be entitled to retain all deposits made and amounts collected with respect to such Guest Ledger. In the event that an amount less than the total amount due from a guest is collected and such guest continued in occupancy after the Cut-Off Time, such amount shall be applied first to any amount owing by such Person to Seller and thereafter to such Person’s amounts accruing to Buyer. The provisions of this subsection 10.8(a) will survive the Closing for 180 days.

(b)            Accounts Receivable (Other than Guest Ledger). At Closing, Seller shall assign to Buyer all Accounts Receivable (other than with respect to the Guest Ledger, which is addressed in subsection 10.8(a) above) (the “Assigned Accounts Receivable”). Buyer shall pay to Seller an amount equal to the sum of (i) 100% of all the Assigned Accounts Receivable that are 30 days or less past due as of the Closing Date, (ii) 90% of all the Assigned Accounts Receivable that are 31-60 days past due as of the Closing Date and (iii) 50% of all the Assigned Accounts Receivable that are 61-90 days past due as of the Closing Date (it being agreed that Buyer shall not pay any amount for Assigned Accounts Receivables that are more than 90 days past due as of the Closing Date). The payments, if any, pursuant to this subsection 10.8(b) shall be subject to the re-proration provisions of Section 10.24 based on the actual payments received by Seller or Buyer with respect to the Assigned Accounts Receivable as of the final adjustment date pursuant to Section 10.24.

Section 10.9         Consumables, Food Inventory and Retail Merchandise. At the Closing, the Purchase Price shall be increased by an amount equal to the actual cost of (i) any unopened Consumables located at the Property and which are to be sold to hotel guests and customers, as of the Cut-Off Time; and (ii) saleable and undamaged Retail Merchandise, including, without limitation, sales and/or use tax or similar taxes for such items. Seller shall receive a credit for all advance payments or deposits made with respect to Personal Property, Consumables and other property ordered, but not delivered to the Property prior to the Cut-Off Time, and Buyer shall pay the amounts which become due and payable for such Personal Property, Consumables and other property which were ordered but not delivered prior to the Cut-Off time.

Section 10.10         Accounts Payable. Seller shall be responsible for all Accounts Payable (as shown on the books and records of the Properties as of the Cut-Off Time) to the extent attributable to the period preceding the Cut-Off Time. Buyer shall be charged with any prepaid Accounts Payable to the extent those Accounts Payable are attributable to the period after the Cut-Off Time. From and after the Closing Date, Buyer shall be responsible for paying when due all other accounts payable arising out of the operation of the Properties from and after the Cut-Off Time. Except to the extent an adjustment or proration is made under another subsection of this Article 10, (i) Seller shall be responsible for all amounts payable to vendors, contractors or other suppliers of goods or services to the Property (the “Trade Payables”) prior to the Cut-Off Time which are due and payable as of the Cut-Off Time for which goods or services have been delivered to the Property prior to Cut-Off Time, and (ii) Buyer shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Cut-Off Time, and Buyer shall pay all such Trade Payables accrued after the Cut-Off Time when such Trade Payables become due and payable up to the amount of such credit (plus any late fees and penalties resulting from Buyer’s failure to pay such Trade Payables when due); provided, however, Seller and Buyer shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for such goods or services.

Section 10.11         Bookings; Booking Deposits. At the Closing, Buyer shall assume all of the obligations of Seller under the Bookings as of the Cut-Off Time, including obligations with respect to any prepaid amounts and deposits under the Booking Deposits not earned as of the Cut-Off Time, and Buyer shall receive a credit against the Purchase Price at the Closing in an amount equal to all such amounts (net of any fees paid (e.g., credit card commissions, prepaid travel agent commissions)) (and, therefore, Seller shall have the right to retain any amounts relating to such items on deposit in Seller’s accounts). All prepaid amounts under the Booking Deposits for which Buyer has received credit as of the Cut-Off Time shall be the obligation of Buyer after the Closing. Any amounts related to attrition and cancellation from prior reservations, for which grace periods for rebooking have been granted or are permitted according to their contract and have not expired as of the Closing, shall be credited to the Buyer at Closing and subject to adjustment in accordance with Section 10.24; provided, that following the Closing, (x) Buyer shall not be permitted to grant any extensions to customers to make a rebooking; and (y) if a customer does not make a rebooking within the applicable grace period, then Seller shall be entitled to the credit therefor.

Section 10.12         Gift Certificates and Vouchers. At the Closing, Buyer shall (a) honor all outstanding unexpired Vouchers and shall assume all liability, if any, for all outstanding Vouchers as of the Closing Date regardless of any purported expiration, (b) receive a credit against the Purchase Price payable at the Closing in an amount equal to 100 percent (100%) of the cost of the Vouchers. At the Closing Seller shall deliver to Buyer with a list of all outstanding gift certificates and Vouchers and the estimated retail value thereof.

Section 10.13         Employee Compensation. At the Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to all sums and amounts that have accrued, earned and/or vested and remain unpaid for Employees’ wages, salaries, benefits, bonuses, contributions, paid time off, personal time off, and other similar Employee categories and matters but which are not payable as of the Closing Date but which would be payable to employees at a later date, whether recorded on the balance sheet or not recorded due to extended grace periods for utilization beyond a predetermined window of time, or because employees have worked hours for which the liability will be recorded upon reaching an anniversary date or future milestone (collectively, the “Accrued Benefits”). Buyer shall bear the cost of (i) the Accrued Benefits (to the extent of the foregoing credit), (ii) all severance payments for Employees arising from employment terminations occurring after the Cut-Off Time, and (iii) the following liabilities to or respecting Employees having accrued after the Cut-Off Time: all Employees’ wages, bonuses, pension benefits contributions and welfare benefits, together with, in the case of clauses (i), (ii) and (iii) of this Section 10.13, F.I.C.A. unemployment and other taxes and benefits due from any employer of such Employees.

Section 10.14         Sales, Excise, Room and Occupancy Taxes. Seller, or the Manager, as applicable, shall pay all state, county, and municipal transaction privilege taxes, excise taxes and room occupancy, hotel, resort, and use taxes due and payable with respect to the operation of the Property for the period prior to the Cut-Off Time, and Buyer shall pay all state, county, and municipal transaction privilege taxes, excise taxes, room occupancy, hotel, resort, and use taxes due and payable with respect to the operation of the Property for the periods on and after the Cut-Off Time.  Seller, or the Manager, as applicable, on the one hand, and Buyer, on the other hand, shall each pay fifty percent (50%) of all transaction privilege taxes, excise taxes, room occupancy and use taxes due and payable with respect to the operation of the Property for the night commencing prior to and ending on the day on which the Cut-Off Time occurs.  Seller shall file its final returns for all tax liabilities described in this Section 10.14, along with payment in full of such taxes, to the appropriate taxing authorities no later than fifteen (15) days after the Closing.  Seller, or the Manager, as applicable, shall be entitled to receive any rebates or refunds on such taxes paid by Seller prior to Closing.

Section 10.15         Ground Rent. Ground rent and all other payments and charges due under the Ground Lease with respect to the year in which the Closing occurs shall be adjusted and prorated between Buyer and Seller as of the Closing.

Section 10.16         Other Adjustments. If applicable, the Purchase Price shall be adjusted at the Closing to reflect the adjustment of any other item which, under the explicit terms of this Agreement, is to be apportioned at Closing to effectuate the intent that, except as otherwise expressly provided herein, all items of operating revenue and operating expense of the Assets prior to the Cut-Off Time shall be for the account of and paid by Seller and all items of operating revenue and operating expense of the Assets with respect to the period after the Cut-Off Time shall be for the account of and paid by Buyer. With respect to property insurance, the parties acknowledge it is the intent of the parties that Buyer shall purchase a replacement policy of insurance effective as of Closing at its cost and that Seller will cancel the existing policy of insurance and receive a pro-rata refund of pre-paid amounts associated with the remaining term of such policy directly from such insurer, all without an adjustment to the Purchase Price; however, if Buyer assumes Seller’s existing property insurance policy in existence as of the Closing Date without the payment of additional premium or other amounts to the insurer, to the extent Seller does not receive a refund of any premium associated with the remaining term of such policy from such insurer Seller will receive a Purchase Price credit for such amount.

Section 10.17         Cash on Hand. Seller shall receive a credit for any and all cash on hand or on deposit in any house bank and all checks, traveler’s checks and bank drafts paid by guests at the Property and located on the Property (collectively, the “Cash on Hand”).

Section 10.18         Restaurants and Bars. Seller shall close out the transactions in the restaurants and bars in the Properties as of the Cut-Off Time and shall retain all monies accrued as of the Cut-Off Time, and Buyer shall be entitled to any monies accrued from the restaurants and bars thereafter.

Section 10.19         Vending Machines. Seller shall remove all monies from all vending machines, laundry machines, and other coin operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and Buyer shall be entitled to any monies collected therefrom after the Cut-Off Time.

Section 10.20         Club Dues and Fees. All Club Monthly Dues for the month in which the Closing occurs or other prepaid Club Monthly Dues and Prepaid Club Fees for the year in which the Closing occurs shall be prorated as of the Cut-Off Time between the Buyer and Seller, but only to the extent any such dues are actually paid and received by Seller or charged to the member’s credit card prior to the Cut-Off Time. At Closing, Seller shall assign to Buyer all delinquent Club Monthly Dues and delinquent Prepaid Club Fees (the “Assigned Club Monthly Dues and Fees”). Buyer shall pay to Seller an amount equal to the sum of (i) 100% of all the Assigned Club Monthly Dues and Fees that are 30 days or less past due as of the Closing Date, (ii) 90% of all the Assigned Club Monthly Dues and Fees that are 31-60 days past due as of the Closing Date, and (iii) 70% of all the Assigned Club Monthly Dues and Fees that are more than 60 days past due as of the Closing Date. The payments, if any, pursuant to this subsection 10.20 shall be subject to the re-proration provisions of Section 10.23 based on the actual payments received by Seller or Buyer with respect to the Assigned Club Monthly Dues and Fees as of the final adjustment date pursuant to Section 10.23. Buyer shall receive a credit at Closing in the amount of any Club Initiation Fees that relate to memberships sold on or after the Effective Date but were collected by Seller (or Manager on Seller’s behalf).

Section 10.21         Alcoholic Beverages. Without duplication of Section 10.9, with respect to all unopened cases or bottles of alcoholic beverages as of the Closing (whether or not they are in unopened cases and/or boxes), and to the extent permitted by applicable laws, Seller shall be entitled to a credit from Buyer, which shall be payable by Buyer to Seller as of the Closing Date, in an amount equal to the wholesale price of such items.

Section 10.22         Management Agreement.

(a)            Subject to Section 14.2, base fees and incentive management fees under the Management Agreement shall be pro-rated as of the Cut-Off Time, with incentive management fees pro-rated at Closing based upon the most recent forecast of incentive management fees payable in 2025 which is provided by Manager. Seller shall receive a credit for any fees prepaid by Seller under the Management Agreement relating to the period following the Closing and Buyer shall receive a credit for any fees which as of Closing are due or accrued and unpaid and relate to the period prior to Closing.

(b)            Funds in any operating accounts relating to the Property maintained under the Management Agreement and the FF&E Reserve (as such term is defined in the Management Agreement) shall be paid or assigned to Buyer at Closing, in each case, with a corresponding credit to Seller for such amounts.

Section 10.23         Re-Adjustment; Credits Against the Purchase Price. If any items to be adjusted pursuant to this Article X are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the charge is determined. Any errors or omissions in computing adjustments or readjustments at the Closing or thereafter shall be promptly corrected, and any corrective payments shall be promptly made, provided that the party seeking to correct such error or omission or to make such readjustment shall have notified the other party of such error or omission or readjustment on or prior to the date that is following the Closing.

Section 10.24         Post-Closing Statement. Within one hundred fifty (150) days following the Closing, Buyer shall deliver to Seller a preliminary post-closing statement reflecting an accounting and substantiation covering all of the prorations and other adjustments set forth in this Article X (and any other items that are ordinarily and customarily prorated, but which are not explicitly set forth herein, will be considered during the preparation of the schedules) in a form and substance reasonably satisfactory to Seller, including any year-end or similar reconciliations. The provisions of this Article X and the obligations of Seller and Buyer hereunder shall survive the Closing until one hundred eighty (180) days after the Closing Date. Seller and Buyer, acting in good faith, shall reconcile with each other within thirty (30) days of delivery of such statement using any new or updated information, including the reconciliation of estimated amounts with actual amounts, the correction of any errors and the inclusion of any items which should have been included at the Closing. To the extent any information necessary for any such reconciliation is not available prior to delivery of such post-closing statement, such items shall be reconciled within thirty (30) days of the date such information becomes available, provided that Seller and Buyer shall continuously endeavor to obtain such information in good faith. Any discrepancy resulting from any errors or omissions in computing such prorations and adjustments, or upon any re-computation, shall be promptly corrected and paid within ten (10) days to the party entitled thereto. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Article X within thirty (30) days following expiration of such ninety (90) day period (or longer period with respect to items for which the necessary information is not available within such ninety (90) day period), upon application by any such party, a certified public accountant reasonably acceptable to the parties shall determine any such adjustments which have not theretofore been agreed to between such parties. The charges of such accountant shall be borne equally by the parties to such disputed adjustment. All adjustments to be made as a result of the final results of the adjustments shall be paid to the party entitled to such adjustment within ten (10) days after the final determination thereof.

Section 10.25         Survival. All obligations of Seller and Buyer in this Article X to be performed after the Closing, shall survive the Closing.

ARTICLE XI

INDEMNIFICATION

Section 11.1         Indemnification by Seller. Following the Closing and subject to Sections 11.3, 11.4 and 11.5, Seller shall defend (with legal counsel reasonably acceptable to Buyer), protect, reimburse, indemnify and hold Buyer and its Affiliates, members, partners, shareholders, officers, directors, successors and permitted assigns (collectively, the “Buyer-Related Persons”) harmless for, from and against any and all claims, obligations, judgments, liens, demands, liabilities, losses, costs, fees, expenses, damages, actions, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by Buyer (or its designee or assignee) or any such Buyer-Related Persons (“Losses”), arising out of or resulting from (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document and (b) any breach of any covenant of Seller contained in this Agreement or in any Closing Document which expressly survives the Closing.

Section 11.2         Indemnification by Buyer. Following the Closing and subject to Sections 11.3, 11.4 and 11.5, Buyer shall defend (with legal counsel reasonably acceptable to Seller), protect, reimburse, indemnify and hold Seller and its Affiliates, members, partners, shareholders, officers, directors, successors and permitted assigns (collectively, the “Seller-Related Persons”) harmless for, from and against any and all Losses arising out of or resulting from (a) any breach of any representation or warranty of Buyer contained in this Agreement or in any Closing Document and (b) any breach of any covenant of Buyer contained in this Agreement or in any Closing Document, which expressly survives the Closing.

Section 11.3         Limitations on Indemnification.

(a)            Seller shall not be required to indemnify Buyer or any Buyer-Related Persons under Section 11.1, unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller under Section 11.1 exceeds the Basket Limitation, provided if and when the Basket Limitation has been reached, Seller shall be responsible to Buyer and any applicable Buyer-Related Persons for all Losses actually incurred by Buyer and such Buyer-Related Persons from the first dollar of loss. In no event shall the liability of Seller with respect to the indemnification provided for in Section 11.1 exceed in the aggregate the Cap Limitation. Notwithstanding the foregoing, the following obligations of Seller shall not be subject to the Basket Limitation or the Cap Limitation: (i) Article X with respect to prorations and adjustments; and (ii) Section 15.2 with respect to Broker and the indemnity set forth therein. The obligations of Seller under Section 13.2(c)(i) shall not be subject to the Basket Limitation.

(b)            If, prior to the Closing, Patrick Chaffin or Michael McBride, who is an authorized representative of Buyer for purposes of this Section 11.3(b), obtains knowledge or is aware of any inaccuracy or breach of any representation, warranty or pre-closing covenant of Seller contained in this Agreement (a “Buyer-Waived Breach”) and nonetheless Buyer proceeds with and consummates the Closing, then Buyer and any Buyer-Related Persons shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article XI, or any other claim or cause of action under this Agreement, whether at law or in equity, on account of any such Buyer-Waived Breach.

(c)            In no event shall Buyer or Seller be entitled to seek or obtain consequential, speculative, special, punitive or exemplary damages against the other arising out of a breach of any representation, warranty or covenant contained in this Agreement.

Section 11.4         Survival. The representations, warranties, and covenants that expressly survive the Closing contained in this Agreement and the Closing Documents shall survive for a period of nine (9) months after the Closing, unless a longer or shorter survival period is expressly provided for in this Agreement. No action or proceeding thereon shall be valid or enforceable, at law or in equity, if a claim or legal proceeding is not commenced on or before the date which is nine (9) months following the Closing Date, unless a longer or shorter survival period is expressly provided for in this Agreement. Any such claim which is made prior to the expiration of the applicable survival period in accordance with the terms hereof shall survive and remain valid until the final adjudication or settlement of such claim.

Section 11.5         Notification. In the event that any party entitled to indemnification hereunder (each, an “Indemnified Party”) becomes aware of any claim or demand (an “Indemnification Claim”) for which a party is required to provide indemnification hereunder (each, an “Indemnifying Party”) may have liability to such Indemnified Party hereunder, such Indemnified Party shall, no later than thirty (30) days following such Indemnified Party’s having become aware of such Indemnification Claim, notify the Indemnifying Party in writing of such Indemnification Claim, specifying the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Indemnification Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, that no delay on the part of the Indemnified Party in giving any such notice of a Indemnification Claim shall relieve the Indemnifying Party of any indemnification obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such delay.

Section 11.6         Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under this Article XI (or under any other provision of this Agreement which otherwise expressly survives the Closing).

ARTICLE XII

TAX CERTIORARI PROCEEDINGS

Section 12.1         Prosecution and Settlement of Proceedings. If any tax reduction proceedings (including, but not limited to, administrative and/or judicial proceedings or appeals) in respect of the Property, relating to any tax years ending prior to the calendar year in which the Closing occurs, are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same at Seller’s cost. If any tax reduction proceedings in respect of the Property, relating to the tax year in which the Closing occurs, are pending at the time of Closing, then after the Closing Buyer reserves and shall have the right to continue to prosecute and/or settle the same at Buyer’s cost; provided, however, that Buyer shall not settle any such proceeding without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed. Each of Seller and Buyer shall reasonably cooperate with the other party in connection with the prosecution of any such tax reduction proceedings.

Section 12.2         Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings on account of taxes allocable to the period prior to the date of the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes on account of taxes allocable to the period from and after the date of the Closing shall belong to and be the property of Buyer; provided, however, that if any such refund creates an obligation to reimburse any Tenants under Space Leases for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Space Lease to such tenant) shall, at Seller’s election, either (a) be paid to Buyer and Buyer shall disburse the same to such tenants or (b) be paid by Seller directly to the Tenants entitled thereto. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Buyer in proportion to the gross amount of such refunds or savings payable to Seller and Buyer, respectively (without regard to any amounts reimbursable to Tenants); provided, however, that neither Seller nor Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.

Section 12.3         Cooperation. Buyer and Seller shall use commercially reasonable efforts to cooperate with the other Party in response of preparing and filing any tax return related to the Assets or the transaction contemplated by this Agreement, including contesting any taxes related to the Assets or the transaction contemplated by this Agreement.

Section 12.4         Survival. The provisions of this Article XII shall survive the Closing.

ARTICLE XIII

DEFAULT

Section 13.1         BUYER DEFAULT.

(a)            This Agreement may be terminated by Seller if prior to the Closing (i) any of the conditions precedent to Seller’s obligations set forth in Section 5.1 have not been satisfied or waived by Seller on or prior to the Closing Date or (ii) there is a material breach or default by Buyer in the performance of any of its obligations under this Agreement of which Seller has provided Buyer written notice and Buyer has failed to cure by the earlier of ten (10) Business Days after such notice and the Closing Date; provided that Buyer shall not be entitled to such notice and opportunity to cure for failure to pay the Purchase Price and acquire the Assets on the Closing Date and provided further that Seller may not terminate this Agreement if, on the Closing Date, there exists a default by Seller under this Agreement.

(b)            In the event this Agreement is terminated pursuant to Section 13.1(a), this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except (i) for those provisions hereof which by their terms expressly survive the termination of this Agreement and (ii) as set forth in Section 13.1(c).

(c)            In the event Seller terminates this Agreement as a result of a material breach or default by Buyer in any of its obligations under this Agreement, the Escrow Agent shall immediately disburse the Earnest Money, as applicable, to Seller, in accordance with the terms of Section 15.4 hereof and upon such disbursement Seller and Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination. Buyer and Seller hereby acknowledge and agree that it would be impractical and/or extremely difficult to fix or establish the actual damage sustained by Seller as a result of such default by Buyer, and agree that the Earnest Money is a reasonable approximation thereof. Accordingly, in the event that Buyer breaches this Agreement by materially defaulting in the performance of any of its obligations under this Agreement, and if Seller terminates this Agreement, the Earnest Money, as applicable, shall constitute and be deemed to be the agreed and liquidated damages of Seller, and shall be paid by the Escrow Agent to Seller as Seller’s sole and exclusive remedy hereunder; provided, however, the foregoing shall not limit Buyer’s obligation to pay Seller all reasonable attorney’s fees and costs of Seller, if any, to enforce the provisions of this Section 13.1. In the event Seller terminates this Agreement as a result of any of the conditions precedent to Seller’s obligations set forth in Section 5.1 not being satisfied or waived by Seller on or prior to the Closing Date (other than those set forth in Sections 5.1(a) – (d) and 5.1(g)), the Escrow Agent shall immediately disburse the Earnest Money to Buyer in accordance with the terms of Section 15.4 hereof, and upon such disbursement Seller and Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination.

Section 13.2         SELLER DEFAULT.

(a)            This Agreement may be terminated by Buyer prior to the Closing if (i) any of the conditions precedent to Buyer’s obligations set forth in Section 5.2 have not been satisfied or waived by Buyer on or prior to the Closing Date or (ii) there is a material breach or default by Seller in the performance of its obligations under this Agreement of which Buyer has provided Seller written notice and Seller has failed to cure by the earlier of ten (10) Business Days after such notice and the Closing Date; provided that Seller shall not be entitled to such notice and opportunity to cure for failure to cause the sale of the Assets on the Closing Date.

(b)            Upon termination of this Agreement by Buyer pursuant to Section 13.2(a), the Escrow Agent shall immediately disburse the Earnest Money to Buyer in accordance with the terms of Section 15.4 hereof, and upon such disbursement Seller and Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination, and as set forth in Section 13.2(c). Notwithstanding the foregoing, if this Agreement shall be terminated by Seller pursuant to Section 13.1(a)(i) above as a result of the failure to satisfy the condition precedent in Section 5.1(g) solely with respect to receipt of the Manager Consent, the Escrow Agent shall disburse the Earnest Money to Seller, and upon such disbursement Seller and Buyer shall have no further obligations under this Agreement, except those which expressly survive the termination of this Agreement.

(c)            If Seller shall default in the performance of its obligations under this Agreement to cause the sale of the Assets on the Closing Date as described in Section 13.2(a)(ii), Buyer, at its option, as its sole and exclusive remedy, may (i) terminate this Agreement, direct the Escrow Agent to deliver the Earnest Money to Buyer and retain the Earnest Money, and this Agreement shall be terminated and of no further force and effect except for the provisions which explicitly survive such termination, provided that Buyer shall also be entitled to collect from Seller, and Seller shall pay to Buyer, Buyer’s reimbursable expenses up to, but not to exceed, $750,000.00, or (ii) bring an action for specific performance to specifically enforce the terms and conditions of this Agreement; provided that such specific enforcement action must be initiated no later than sixty (60) days following the date on which the Closing should have occurred under this Agreement, but for such default (after taking into consideration any applicable notice and cure periods set forth in this Agreement), provided that the foregoing shall not limit Seller’s duty to pay Buyer all of Buyer’s reasonable attorneys’ fees and court costs to enforce the provisions of this Section 13.2(c).

ARTICLE XIV

OTher Agreements; EMPLOYEE MATTERS

Section 14.1         Employee Matters.

(a)            Employees. Buyer acknowledges that the Employees are currently employed by Manager or its Affiliates. The parties intend that there will be continuity of employment with respect to all of the Employees. It is agreed that prior to, or in connection with, the Closing, Buyer shall take no action to cause Seller, Manager or its Affiliates to terminate, or to cause the termination of, the employment of any Employee, and none of Seller, Manager or its Affiliates shall be under any obligation to terminate, or to cause the termination of, any Employee prior to or on the Closing Date.

(b)            Indemnity. The parties agree that all Employees are employed by Manager prior to the Closing Date and any and all Employees shall continue on with Manager as of the Closing Date under such terms and conditions as Manager shall set pursuant to the Management Agreement (or as applicable, the Replacement Management Agreement). Any claims of any kind brought by Employees against Seller or Buyer shall be resolved under the terms of the Management Agreement. As between Buyer and Seller: (a) Buyer shall have no responsibility for Employee claims accruing or arising from acts or omissions prior to the Closing; and (b) Seller shall have no responsibility for Employee claims accruing and arising from acts or omissions after the Closing. In the event of an Employee claim for which the acts or omissions giving rise to the claim began before the Closing Date and continued following the Closing Date which is not resolved by application of the Management Agreement (a “Straddle Claim”), Buyer and Seller shall apportion responsibility between themselves by first mutually determining in good faith the total period for which the acts or omissions giving rise to such claims continued (the “Claim Period”) and apportioning the financial responsibility for the claim between Seller and Buyer based on the percentage of the Claim Period prior to and after the Closing Date, respectively. However, no claim accruing or arising prior to the Closing shall be deemed a Straddle Claim if the action giving rise to the claim occurred (or if an omission, failed to occur) prior to the Closing.

(c)            WARN Act. Buyer (or Manager or its Affiliate at Buyer’s direction, as applicable) shall not, at the Property at any time within the 90 days after the Closing Date, cause or effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or Employee.

(d)            No Third Party Beneficiaries. Nothing in this Article XIV shall create any third-party beneficiary rights for the benefit of any employees of the Property or Manager. Buyer and Seller acknowledge that all provisions contained in Article XIV with respect to employees are included for the sole benefit of Buyer (and Buyer’s Affiliates, as applicable) and Seller (and Seller’s Affiliates, as applicable) and shall not be deemed to constitute an amendment to any employee benefit plan or create any right (i) in any other person, including any employees, former employees, any participant in any benefit plans (including Union Benefit Plans) or any beneficiary thereof, or any union or trust, or (ii) to continued employment with Buyer or any of its Affiliates, managers or contractors following the Closing Date.

(e)            Survival. The provisions of this Section 14.1 shall survive the Closing without limitation.

Section 14.2         Management Agreement.

(a)            Buyer acknowledges and agrees (and has received written evidence, prior to the date hereof) that Manager has waived the Manager Purchase Option pursuant to that certain letter from Manager dated March 26, 2025 (the “Manager Waiver”). Seller has requested, or promptly following the Effective Date, Seller shall request, from Manager an estoppel certificate from Manager (“Manager Estoppel”) substantially in the form attached hereto as Exhibit R, to be delivered by Manager prior to the Closing Date. In the event the Manager Estoppel or the Manager Consent (as that term is defined in Section 14.2(b) below) is not obtained on or prior to the scheduled Closing Date, then either Seller or Buyer may elect to extend the Closing up to 45 additional days (such date, the “Extended Deadline”) in order to allow the parties to obtain the same, in which event Buyer shall not be obligated to deposit any Additional Earnest Money. Buyer’s receipt of the Manager Estoppel shall not be a condition to Buyer’s obligation to close.

(b)            Buyer shall diligently pursue and Seller shall reasonable cooperate with Buyer in connection with (x) the consent required from Manager to the transfer of the Property subject to the Management Agreement (the “Manager Consent”) and (y) either (1) the assignment by Seller to Buyer of the Management Agreement or (2) if required by Manager, execution by Buyer and Manager of a replacement management agreement (“Replacement Management Agreement”) substantially on the same terms and conditions as the Management Agreement being replaced. In connection with obtaining the Manager Consent, Buyer shall provide to Manager the information reasonably required for a proposed assignee under Section 10.02 of the Management Agreement, including without limitation disclosure information reasonably requested by Manager sufficient for Manager to assess the business reputation of Buyer, identification in reasonable detail of the direct and indirect owners of Buyer, and the latest audited and unaudited financials of Buyer. Buyer’s receipt of the Manager Consent shall not be a condition to Buyer’s obligation to close.

Section 14.3         Ground Lease; Extended Deadline.

(a)            Seller has, or promptly following the Effective Date, Seller shall (a) complete and submit to the Ground Lessor an Assignment Application (as may be required by the Ground Lessor) with respect to each Ground Lease for the written consent of the Ground Lessor to the transfer by Seller of all of its right, title and interest in, to and under the applicable Ground Lease to Buyer (each, a “Ground Lease Consent”), which Ground Lease Consent shall be unqualified and irrevocable and (b) request from Ground Lessor a Ground Lease Estoppel with respect to each Ground Lease. Such requests shall include any information required to be delivered pursuant to Section 20.5(o) of the applicable Ground Lease. Buyer shall reasonably cooperate with Seller in connection with the completion of each Assignment Application, including providing to Ground Lessor the information reasonably required for a proposed assignee under Section 16.1 of each of the Ground Leases, including without limitation disclosure information reasonably requested by Ground Lessor sufficient for Ground Lessor to assess the business reputation of Buyer, identification in reasonable detail of the direct and indirect owners of Buyer, the proposed uses of the assigned Leasehold Land, and the latest audited and unaudited financials of Buyer. Seller shall use commercially reasonable efforts to obtain the Ground Lease Consents and the Ground Lease Estoppels, and shall keep Buyer updated as to the status thereof. The parties acknowledge that receipt of a Ground Lease Consent and Ground Lease Estoppel with respect to each Ground Lease is a mutual condition to Closing.

(b)            In the event any Ground Lease Consent or Ground Lease Estoppel is not obtained on or prior to the scheduled Closing Date, then each of Seller and Buyer shall have the two-time right to extend the Closing for up to an additional 30 days each (for an aggregate of 60 days) in order to allow Seller to obtain the Ground Lease Consents and Ground Lease Estoppel, in which event Buyer shall not be obligated to deposit any Additional Earnest Money. Notwithstanding anything to the contrary contained herein, if the Closing is extended as set forth in this subsection (b), the Closing Date shall nonetheless occur no later than ten (10) days following the satisfaction of all conditions precedent to Closing described in Article V hereof, subject to Borrower’s additional adjournment rights set forth in this Agreement, including those set forth in Sections 2.3(a), 2.3(c) and 14.2(a) hereof, but in no event shall the Closing Date be later than the Closing Deadline Date. In the event that any Ground Lease Consent or Ground Lease Estoppel is not obtained on or prior to the Closing Deadline Date, as applicable, then each of Seller and Buyer shall have the right, upon written notice to the other party, to terminate this Agreement, upon which the Earnest Money shall be returned to Buyer and thereafter neither party shall have any further rights or obligations hereunder, except those which expressly survive such termination. Promptly after Closing, Buyer shall deliver to the Ground Lessor, the notice of assignment required under Section 16.6 of each Ground Lease.

Section 14.4         Water Agreements. Promptly following the Effective Date, Seller shall request the written consent of the City of Phoenix to the assignment to Buyer of all of Seller’s right, title and interest in, to and under Water Agreement 75954. Seller shall use commercially reasonable efforts to obtain such consent and shall provide Buyer with copies of any material correspondence with the relevant counterparties. In the event the written consent of the City of Phoenix to the assignment of Water Agreement 75954 to Buyer is not obtained on or prior to the scheduled Closing Date, then (unless Buyer waives, in writing, such condition precedent to Closing), this Agreement shall terminate on such date, the Earnest Money shall be returned to Buyer and thereafter neither party shall have any further rights or obligations hereunder, except those which expressly survive such termination.

Section 14.5         Desert Ridge CCR Estoppel. In accordance with Section 3.4(f) hereof, Seller shall use commercially reasonable efforts to obtain the Desert Ridge CCR Estoppel.

Section 14.6         Exclusivity. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not negotiate with any independent third parties (or with any other party) for the financing, refinancing, sale, assignment or other transfer, of the Property or any portion thereof or an interest in Seller which would be substantially equivalent to selling an interest in the Property.

ARTICLE XV

MISCELLANEOUS

Section 15.1         Exculpation.

(a)            Notwithstanding anything to the contrary contained herein, Seller’s shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Seller and the partners or members of Seller assume no personal liability for any obligations entered into on behalf of Seller and its assets shall not be subject to any claims of any person relating to such obligations, except as provided in the Joinder of Seller Parent attached hereto. The foregoing shall govern any direct and indirect obligations of Seller under this Agreement.

(b)            Notwithstanding anything to the contrary contained herein, Buyer’s direct or indirect shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Buyer and the partners or members of Buyer assume no personal liability for any obligations entered into on behalf of Buyer and its assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Buyer under this Agreement.

Section 15.2         Brokers.

(a)            Seller represents and warrants to Buyer that it has dealt with no broker, salesman, finder or consultant (a “Broker”) with respect to this Agreement or the transactions contemplated hereby. Seller agrees to indemnify, protect, defend and hold Buyer and the Buyer-Related Persons harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from Seller’s breach of the foregoing representation in this subsection 15.2(a). The provisions of this subsection 15.2(a) shall survive the Closing or any termination of this Agreement.

(b)            Buyer represents and warrants to Seller that it has dealt with no Broker with respect to this Agreement or the transactions contemplated hereby. Buyer agrees to indemnify, protect, defend and hold Seller and the Seller-Related Persons harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from Buyer’s breach of the foregoing representation in this Section 15.2(b). Buyer acknowledges Seller has disclosed that certain affiliates and related parties of Seller, including, without limitation, certain of Seller’s principals, officers, employees, directors, managers or representatives may be licensed as real estate agents or brokers in one or more jurisdiction. The provisions of this subsection 15.2(b) shall survive the Closing and any termination of this Agreement.

Section 15.3         Confidentiality; IRS Reporting Requirements.

(a)            Buyer and Seller shall hold as confidential all information and materials in the Asset File and all other information or materials disclosed to them by or behalf of the other party concerning each other, the Assets, this Agreement and the transactions contemplated hereby (“Confidential Information”) and shall not release any such Confidential Information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements to which Affiliates of Buyer are parties), (ii) to the partners, advisers, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, accountants, legal counsel, title companies and other advisors of Seller and/or Buyer (collectively, “Representatives”) of any of the foregoing, provided that they are advised as to the confidential nature of such information and the terms of this Section 15.3, are instructed to maintain such confidentiality, and each party shall be liable for the breach of the terms of this Section 15.3 by its Representatives and (iii) to any Governmental Authority, including the Securities and Exchange Commission, as may be required by Applicable Law, and otherwise to comply with any order, law, rule or regulation, or disclosed publicly as deemed advisable (by legal counsel for the applicable Party) in connection with any filing or public company disclosure (and there shall be no requirement to seek confidential treatment or any protective order or action). Notwithstanding any provision of this Agreement, the parties hereto (and their employees, representatives and agents) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of transactions effected pursuant to this Agreement, provided, however, (y) the parties hereto (and their employees, representatives and agents) shall keep confidential any such information to the extent necessary to comply with any applicable federal or state securities law, and (z) the parties hereto agree that the tax treatment and tax structure do not include, and the parties hereto (and their employees, representatives and agents) shall keep confidential, the name of, and other identifying information regarding, any such party or transactions, including the specific economic terms of such transactions. If any court or governmental authority requires a party to disclose any portion of the Confidential Information, such party shall, to the extent permitted by law and legal process and prior to disclosing any such Confidential Information, (A) provide the other party with prompt written notice of such requirement and (B) cooperate with the other party in a commercially reasonable manner in obtaining any protective order or other remedy sought by such party with respect to such requirement. If no such protective order or other remedy is obtained, then the disclosing party may disclose only that portion of the Confidential Information that in the reasonable opinion of its legal counsel is legally required to be disclosed, and shall exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties. The provisions of this subsection 15.3(a) shall survive the Closing and the termination of this Agreement for a period of one year.

(b)            For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), Seller and Buyer shall designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements, and the Escrow Agent shall acknowledge and accept such designation and appointment and agree to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, Seller and Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person.

Section 15.4         Escrow Provisions.

(a)            The Escrow Agent shall hold the Earnest Money in escrow in an interest-bearing federally-insured bank account in a federally-insured money market or other similar account, subject to immediate withdrawal, at a bank or savings and loan institution reasonably acceptable to Seller and Buyer (the “Escrow Account”).

(b)            The Escrow Agent shall hold the Earnest Money in escrow in the Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this subsection 15.4(b). Seller and Buyer understand that no interest is earned on the Earnest Money during the time it takes to transfer into and out of the Escrow Account. At Closing, the Earnest Money shall be paid by the Escrow Agent to, or at the direction of, Seller. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, within 24 hours give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within five (5) Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five (5) Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Escrow Agent shall have the right at any time to deposit the Earnest Money with the clerk of the court of New York County. The Escrow Agent shall give written notice of such deposit to Seller and Buyer. Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c)            The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder.

(d)            The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of Seller and Buyer.

Section 15.5         Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 15.6         Assignment. This Agreement may not be assigned by Buyer without the prior written consent of Seller. Any transfer of direct or indirect interests in Buyer shall be deemed to be an assignment of this Agreement by Buyer. Notwithstanding the foregoing, and without releasing Buyer from its obligations under this Agreement, Buyer is permitted (without Seller’s consent) to assign this Agreement (and all or any part of Buyer’s rights under this Agreement) to one or more Affiliates of Buyer, including for purposes of causing one or more Affiliates of Buyer to take title to (and an assignment of) any of the Asset-Related Property or for purposes of implementing an intercompany lease that complies with Section 856(d)(8)(B) of the Code at the Closing, provided such Affiliate(s) (each, a “Buyer Designee”) shall execute such documentation as reasonably requested by Manager (to the extent that Manager has the right to require such documentation) and each Ground Lessor (with respect to the Ground Lease) at the Closing, and provided further, that Buyer and each Buyer Designee will be jointly and severally liable for the obligations of Buyer under this Agreement notwithstanding any such designation and provided that such assignment shall not result in a delay of the Closing Date. Any designation under this Section 15.6 by Buyer shall occur prior to the submission to Ground Lessor of the applications for the assignment of the Ground Leases.

Section 15.7         Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 15.8         Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if (a) hand delivered, (b) sent by certified or registered United States mail, postage prepaid, return receipt requested, (c) sent by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) sent by electronic mail, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 15.8):

(a)            To Seller:

c/o Elliott Management Corporation

40 West 57th Street

New York, New York 10019

Attention: Karthik Dhore

Email: [*]

and

c/o Trinity Investments

55 Merchant Street, Suite 1500

Honolulu, HI 96813

Attention: Harrison Ishida

Email: [*]

c/o Trinity Investments

9401 Wilshire Boulevard, Suite 700

Beverly Hills, CA 90212

Attention: Jeffrey Barry

Email: [*]

And via email to: [*]

with copy to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

Attention: Lauren L. Giovannone

Email: [*]

(b)            To Buyer:

c/o Ryman Hospitality Properties, Inc.

One Gaylord Drive

Nashville, Tennessee 37214

Attention: Mark Fioravanti

Email: [*]

with copy to:

Greenberg Traurig, LLP

2101 L Street, N.W., Suite 1000

Washington, District of Columbia 20037

Attention: Samantha Ahuja, Esq.

Email: [*]

(c)            To the Escrow Agent:

Kensington Vanguard National Land Services

41 Madison Avenue, 21st Floor

New York, New York 10010

Attention: Mitchell Birner

Email: [*]

(d)            A notice shall be deemed to have been given: (i) in the case of hand delivery, when delivered; (ii) in the case of registered or certified mail, when delivered or upon the first attempted delivery on a Business Day; (iii) in the case of expedited prepaid delivery service, when delivered or upon the first attempted delivery on a Business Day; and (iv) in the case of email, upon the sender’s receipt of confirmation (which may be in the form of an automated electronic response) of delivery or upon the first attempted delivery on a Business Day.

Section 15.9         Entire Agreement. This Agreement, along with the Exhibits and Schedules hereto contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

Section 15.10         Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of Seller or Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.

Section 15.11         No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

Section 15.12         Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York; provided, however, that with respect to any term or provision set forth this Agreement or enforceability thereof, or any matter relating to the Land or the Improvements, in each case for which Applicable Law requires that the laws of the State of Arizona govern, then such term, provision or matter shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Arizona.

Section 15.13         Submission to Jurisdiction. Buyer and Seller each irrevocably submits to the jurisdiction of (a) the Supreme Court of the State of New York and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Buyer and Seller each further agree that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Buyer and Seller each irrevocably and unconditionally waive trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (x) the Supreme Court of the State of New York and (y) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 15.14         Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 15.15         Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

Section 15.16         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such scanned and electronic signatures having the same legal effect as original signatures. This Agreement, and any other document necessary for the consummation of the transaction contemplated by this Agreement, may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on each party as if it were physically executed.

Section 15.17         Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 15.18         Acceptance of Assignment of the Ground Leases. The acceptance of the Deed, the Assignment of Golf Course Lease and the Assignment of Resort Lease by Buyer at the Closing shall be deemed full compliance by Seller of all of Seller’s obligations under this Agreement and the Closing Documents, except for those obligations of Seller which are specifically stated to survive the delivery of the Deed, the Assignment of Golf Course Lease and the Assignment of Resort Lease or the Closing hereunder. The provisions of this Section 15.18 shall survive the Closing or any termination of this Agreement.

Section 15.19         Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto; provided, however, that this Section 15.19 shall not be deemed or construed as a restriction or prohibition on Buyer filing a lis pendens in connection with any action by Buyer for specific performance that is exercised pursuant to the terms of this Agreement. The provisions of this Section shall survive the Closing or any termination of this Agreement. In furtherance of the foregoing, Buyer hereby indemnifies Seller from and against any and all Losses arising out of a breach of this Section 15.19. Nothing in this Section 15.19 shall limit disclosures pursuant to Section 15.24 below. The provisions of this Section 15.19 shall survive the Closing or any termination of this Agreement.

Section 15.20         Guest Baggage . All baggage, parcels or property checked or left in the care of Seller or Manager by current guests or tenants as of the Closing Date, or by those formerly staying at any of the Property, or others, shall be sealed and listed in an inventory prepared jointly by representatives of Seller and Buyer as of the Closing Date and initialed and exchanged by such representatives. Possession and control of all such other baggage, parcels or property listed on such inventory shall be delivered to Buyer on the Closing Date and Buyer shall be responsible from and after the Closing Date for the liability of all items listed in such inventory, but only in the condition actually delivered by Seller. On the Closing Date, Seller or Manager shall give written notices (“Seller Verification Notices”) to guests, members, Tenants, and other persons who have safe deposit boxes at the Property or who have deposited items in the house safe at the Property (the “Depositors”), if any, advising them of the sale of the Property to the Buyer and requesting, within 48 hours, verification of the contents of their safe deposit boxes and/or the house safe and either (i) removal of such contents, or (ii) if such Depositors desire to have the continued use of the safe deposit boxes and/or the house safe, the execution of a new agreement with the Buyer for such continued use. Copies of Seller Verification Notices shall be given to Buyer. During said 48-hour period, each safe deposit box and/or the house safe shall be opened and the items therein recorded only in the presence of representatives of both Seller and Buyer. If the Depositors desire to continue to use a safe deposit box and/or the house safe, Buyer shall make arrangements for such continued use. The contents of all safe deposit boxes and/or the house safe of Depositors not responding to Seller Verification Notices shall be opened promptly after the expiration of the 48-hour period, but only in the presence of both Seller and Buyer. The contents of all boxes so opened shall be listed in an inventory at the time such safe deposit boxes or house safe are opened, each such list shall be signed by the representatives of Seller and Buyer, the keys and/or combinations to the boxes shall be delivered to Buyer, and the boxes shall then be relocked, sealed and left in the possession of Buyer. Any property contained in the safe deposit boxes and house safe and so recorded and thereafter remaining in the hands of Buyer shall be the responsibility of Buyer. The provisions set forth in this Section 15.20 shall survive the Closing.

Section 15.21         Time is of the Essence. Seller and Buyer agree that time is of the essence with respect to the obligations of each of Seller and Buyer under this Agreement.

Section 15.22         Prevailing Party. Should either party employ an attorney to enforce any of the provisions hereof (whether before or after Closing, and including any claims or actions involving amounts held in escrow) or to recover damages for the breach of this Agreement, the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.

Section 15.23         Waiver of Jury Trial. Seller and Buyer hereby irrevocably waive trial by jury in any action, proceeding or counterclaim brought by one party against another party on any matter arising out of or in any way connected with this Agreement.

Section 15.24         Press Release; SEC Disclosure. Seller or Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby, provided that the content of any such press release shall be subject to the prior written consent of the other party hereto (it being acknowledged and agreed by Seller and Buyer that, solely if and to the extent required or (based on the advice of reputable securities counsel) deemed advisable pursuant to applicable law and regulations (including but not limited to applicable U.S. Securities and Exchange Commission (“SEC”) regulations), the Buyer’s and Seller’s name, the Purchase Price, this Agreement, information with respect to the historical operating data of the Hotel and the other portions of the Property may be publicly disclosed by Buyer or Seller in a press release or other SEC disclosure); provided, however, the use of the name “Trinity” or “Elliot” in any press release or disclosure shall only be disclosed by Seller if required by such laws and regulations, with the form of such disclosure subject to the reasonable approval of Seller.

Section 15.25         Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

DRPHOENIX HOTEL OWNER LLC, a Delaware limited liability company

By:	/s/ Jeffrey S. Barry
	Name:	Jeffrey S. Barry
	Title:	Authorized Signatory

BUYER:

RHP PROPERTY AR, LLC, a Delaware limited liability company

By:	/s/ Scott Lynn
	Name:	Scott Lynn
	Title:	Vice-President

[Signature Page to Agreement of Purchase and Sale]